Exhibit 10.4

Execution Copy

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of February 7, 2019, between Henry Schein, Inc., a Delaware corporation (“Harbor”), and Covetrus, Inc., a Delaware corporation (“Spinco” and, together with Harbor, the “Parties”).

WHEREAS, Harbor, Spinco, Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”), and the Voyager Stockholders’ Representative have entered into the Contribution and Distribution Agreement, dated as of April 20, 2018 (as the same may be amended, modified or supplemented from time to time, the “Contribution and Distribution Agreement”), pursuant to which, among other things, certain assets and liabilities constituting the Spinco Business will be transferred to Spinco and its Subsidiaries, and all of the outstanding shares of Spinco Common Stock held by Harbor will be distributed to Harbor’s stockholders;

WHEREAS, the Spinco Business uses certain services provided by Harbor or by third parties under contract to Harbor, and Spinco desires to obtain the use of these services for the purpose of enabling it to manage an orderly transition;

WHEREAS, the Harbor Business uses certain services provided by Spinco or by third parties under contract to Spinco, and Harbor desires to obtain the use of these services for the purpose of enabling it to manage an orderly transition; and

WHEREAS, each of the Parties acknowledges that the other Party is not in the business of providing such services to third parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution and Distribution Agreement. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Services” has the meaning set forth in Section 2.11.1.

“Adverse Event” means any (i) observation in animals, whether or not considered to be Private Brand Product related, that is unfavorable and unintended and occurs after any use of a Private Brand Product, including suspected lack of expected efficacy according to approved labeling, or (ii) noxious reactions in humans after being exposed to a Private Brand Product.

“Agreement” has the meaning set forth in the preamble.

“AH Exclusive Inventory” has the meaning set forth in Section 18.3.1.

“AH Private Brand Exclusive Inventory” has the meaning set forth in Section 18.3.1.

“Annual System Enhancements Cap” has the meaning set forth in Section 2.11.2(a).

“Bulk Shipping Contracts” has the meaning set forth in Section 18.1.3(b)(ii).

“Bulk Shipping Manufacturer Consent” has the meaning set forth in Section 18.1.3(b)(ii).

“Common SKUs” has the meaning set forth in Section 18.3.1.

“Contribution and Distribution Agreement” has the meaning set forth in the recitals.

“CSI” has the meaning in Section 17.2.

“Designated Persons” means (a) in the case of Harbor, the person or persons set forth on Schedule II under the caption “Harbor Designated Persons,” and (b) in the case of Spinco, the person or persons set forth on Schedule II under the caption “Spinco Designated Persons”.

“Direct Contract” has the meaning in Section 18.1.1.

“Direct Damages” has the meaning set forth in Section 8.

“Distribution Date” means the date of closing of the transactions contemplated by the Contribution and Distribution Agreement.

“Early Terminated Service” has the meaning set forth in Section 13.2.

“Excluded Services” means the following categories of services: (i) legal; (ii) compliance; (iii) regulatory; (iv) internal audit; (v) tax; (vi) treasury; and (vii) those services set forth on Schedule V hereto that were provided by Service Provider to Service Recipient prior to the date of this Agreement that Service Recipient has advised Service Provider it does not desire to receive following the Distribution Date.

“Extended Notice Services” means each of the Services that have a Term of twelve (12) months or longer, as indicated on Schedule I.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Foreseeable Lost Profits” has the meaning set forth in Section 8.

“General Migration Assistance Cap” has the meaning set forth in Section 2.11.4.

“Harbor” has the meaning set forth in the preamble.

“Harbor Business Marks” means the Harbor Marks and any other trademarks or trade dress owned by Harbor or any Affiliate of Harbor or exclusively licensed to Harbor or any Affiliate of Harbor.

“Hong Kong AH Exclusive Inventory” has the meaning set forth in Section 2.11.7.

“Hong Kong Services” has the meaning set forth in Section 2.11.7.

“Hong Kong Services Term” has the meaning set forth in Section 2.11.7.

“HSFS Services” has the meaning set forth in Section 2.11.6.

“HSSG” means Henry Schein Services GmbH.

“HSSG TSA Services” has the meaning set forth in Section 18.1.3.

“HS Hong Kong” means Henry Schein Hong Kong Ltd.

“HS Spain” means Henry Schein Espana SA, a company organized and existing under the laws of Spain.

“HS Spain TSA Services” has the meaning set forth in Section 18.1.3.

“Included Migration Services” has the meaning set forth in Section 2.8.

“ING” has the meaning set forth in Section 2.19.

“Intentional Refusal” has the meaning set forth in Section 8.

“Interdependent Service” has the meaning set forth in Section 13.3.

“Interdependent Services Analysis” has the meaning set forth in Section 13.3.

“Interest Carrying Costs” has the meaning set forth on Schedule 18.3.1.

“Lessors” has the meaning set forth in Section 2.19.

“Licensee” has the meaning set forth in Section 17.1.

“Licensor” has the meaning set forth in Section 17.1.

“Mandatory Security Enhancements” means any Service Provider initiated security enhancements in respect of systems managed by Service Provider in connection with the information technology Services provided by Service Provider under this Agreement.

“Manufacturer” means a manufacturer or third party supplier of Products.

“Manufacturer Consent” has the meaning set forth in Section 18.1.2.

“Materials” has the meaning set forth in Section 16.1.

“Merger Agreement” has the meaning set forth in the Contribution and Distribution Agreement.

“Migration” means the transition or migration from the provision of a particular Service by Service Provider to Service Recipient under this Agreement to performance of such Service by Service Recipient or a third party designated by Service Recipient.

“Migration Services” has the meaning set forth in Section 2.11.4.

“Mitigated Residual Costs” has the meaning set forth in Section 13.2.

“Non-Extendable Service” means, except as may otherwise be mutually agreed by the Parties, the Services to be provided by Harbor to Spinco pursuant to Section 2.11.6, Section 2.11.7 and Section 18 (other than Services provided under Section 18.1.3(b) that may be extended in accordance with such Section), including the license granted by Harbor to Spinco and its Affiliates pursuant to Section 18.5.1.

“Notice Period” has the meaning set forth in Section 7.1.

“Omitted Services” has the meaning set forth in Section 2.11.5.

“Party” means either Harbor or Spinco, as the context requires, and “Parties” means both of them, as the context requires.

“Personal Information” means any information by which a natural person is or can be identified, directly or indirectly.

“Post-Term Invoice” has the meaning set forth in Section 3.7.

“Private Brand Contract” means any Contract with a Manufacturer with respect to the sourcing and purchasing of Private Brand Products.

“Private Brand Products” means any product that bears a brand or label with a Harbor Business Mark.

“Private Brand Transition Period” means (i) with respect to the United States, a period of twelve (12) months, and (ii) with respect to countries outside of the United States, a period of eighteen (18) months, in each case, commencing on the date hereof and unless terminated earlier pursuant to Section 18; provided that the Private Brand Transition Period shall, solely with respect to the AH Private Brand Exclusive Inventory purchased by Spinco pursuant to Section 18.3.3, and subject to the other terms and conditions of this Agreement, be extended until such time as Spinco has sold off all such remaining AH Private Brand Exclusive Inventory.

“Products” means products currently being purchased by the Spinco Business as of the Distribution Date.

“Product Quality Complaint” means any complaint alleging a deficiency related to the identity, quality, durability, safety, efficacy or performance of a Private Brand Product, including defects in filling, packaging, labeling or a Product’s physical characteristics (including color or odor).

“Product Sourcing Services” has the meaning set forth in Section 18.2.1.

“Project Manager” has the meaning set forth in Section 15.1.

“Protected Data” has the meaning set forth in Section 2.4.

“Providing Party” has the meaning set forth in Section 12.

“Receiving Party” has the meaning set forth in Section 12.

“Reference Period” means the 12-month period prior to the Closing.

“Remaining Lease Term” has the meaning set forth in Section 2.17.

“Representatives” has the meaning set forth in Section 12.

“Residual Costs” means internal and third party costs, fees and expenses of the Service Provider that arise as a result of the early termination of the applicable Service.

“Reverse Transition Services” means each service identified as an “rTSA” on Schedule I hereto to be provided from Spinco to Harbor.

“Schedules” shall mean Schedule I, Schedule II, Schedule III, Schedule IV, Schedule V, Schedule 2.11.6, Schedule 18.3.1 and any Supplemental Schedule.

“Security Policies” has the meaning set forth in Section 2.5.

“Service” means, as the context requires, one or more Transition Services and/or one or more Reverse Transition Services.

“Service Delivery Environment” means the equipment, software, systems, databases, communications networks and connectivity, and facilities used by Service Provider to provide the Services.

“Service Fees” has the meaning set forth in Section 3.1.1.

“Service Level” has the meaning set forth in Section 2.3.

“Service Provider” means, in the case of Transition Services, Harbor and any of its Affiliates providing Transition Services hereunder, and, in the case of Reverse Transition Services, Spinco and any of its Subsidiaries to the extent that they are providing Reverse Transition Services hereunder.

“Service Provider Indemnitees” has the meaning set forth in Section 7.2.

“Service Recipient” means, in the case of Transition Services, Spinco and any of its Subsidiaries receiving Transition Services hereunder, and, in the case of Reverse Transition Services, Harbor and any of its Subsidiaries to the extent that they are receiving Reverse Transition Services hereunder.

“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee and customer information such as their contact information and past and ongoing transaction information, product details and pricing information.

“Service Recipient Indemnitees” has the meaning set forth in Section 7.1.

“Service Recipient Third Party Determination Response” has the meaning set forth in Section 2.8.

“Service Termination Request” has the meaning set forth in Section 13.2.

“Shared Sourcing Contract” means a Sourcing Contract between a member of the Harbor Group and a Manufacturer which is utilized by both the Harbor Business and the Spinco Business and is not otherwise a Direct Contract.

“Sourcing Contracts” means, with respect to Products purchased by the Spinco Business as of the Distribution Date, the applicable supply Contract with the Manufacturer for such Product.

“Spain AH Sublease” has the meaning set forth in Section 2.18.

“Spinco” has the meaning set forth in the preamble.

“Spinco Spain” has the meaning set forth in Section 2.18.

“Stanhope Location” means the offices located at Stanhope House, Stanhope Place, London, W2 2HH.

“Supplemental Schedule” has the meaning set forth in Section 2.1.

“System Enhancements” has the meaning set forth in Section 2.11.2(a).

“System Enhancements Hourly Rate” has the meaning set forth in Section 2.11.2(a).

“System Enhancements Notice” has the meaning set forth in Section 2.11.2(a).

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Free Status” has the meaning set forth in the Tax Matters Agreement.

“Term” has the meaning set forth in Section 2.1, and which shall in no event extend beyond the date that is two (2) years after the Distribution Date.

“Territory” means the territories in which Private Brand Products are, as of the Distribution Date, sold by the Spinco Business.

“Third Party Determination Notice” has the meaning set forth in Section 2.8.

“Transaction Taxes” means (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar Taxes (“VAT”) and (iii) any related interest, additions or penalties with respect thereto. For the avoidance of doubt, “Transaction Taxes” shall not include any income, franchise, corporation or other similar Taxes.

“Transition Period” means the period from the Distribution Date until all of the Terms for all of the Services have expired or otherwise terminated in accordance with Section 13, and no further Services are being provided in connection with the Migration; provided that in no event shall the Transition Period exceed a period of two years after the Distribution Date.

“Transition Service” means each service (i) identified as a “TSA” on Schedule I hereto to be provided by Harbor to Spinco, and (ii) to be provided by Harbor to Spinco pursuant to Sections 2.11.6 and 18.

“Transition Sourcing Period” means (i) with respect to the United States, a period of six (6) months, and (ii) with respect to territories outside of the United States, a period of twelve (12) months, in each case, commencing on the date hereof and unless terminated earlier pursuant to Section 18.

“Transoflex” has the meaning set forth in Section 2.20.

“Unoccupied Stanhope Space” has the meaning set forth in Section 2.17.

“Voyager” has the meaning set forth in the recitals.

1.2 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. When a reference is made in this Agreement to “Service Provider” or “Service Recipient,” such reference shall be to the provider or recipient of either Transition Services or Reverse Transition Services as the context requires with reference to the particular Transition Service or Reverse Transition Service at issue. Notwithstanding that each of Harbor and Spinco, and their respective Affiliates, may act under this Agreement in the capacity of both a Service Provider and a Service Recipient, the rights, duties, obligations or liabilities of a Service Provider or Service Recipient set forth in this Agreement shall be limited as the context requires to the rights, duties, obligations or liabilities of the Party acting in the capacity of Service Provider or Service Recipient with reference to the particular Services, rights, duties, obligations or liabilities at issue. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to February 7, 2019 regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires.

2.	TERM AND PROVISION OF SERVICES

2.1 Term of Services. Subject to Section 13, the term of this Agreement shall be for the Transition Period. Subject to Section 13, each Service shall be provided for the period of time following the Distribution Date that is indicated on the Schedules for such Service and each

Additional Service, if any, shall be provided for the period of time as specified in a supplemental written schedule mutually agreed upon by the Parties (each such supplemental written schedule, a “Supplemental Schedule”) setting forth the terms of such Additional Service to be provided (any such period of time with respect to a Service or an Additional Service, including any extension period agreed to by the Parties pursuant to Section 2.12, a “Term”); provided that in no event shall any Term extend beyond the date that is two years after the Distribution Date.

2.2 Scope of Services. During the Transition Period, but subject to Section 13, the applicable Term and the provisions set forth in this Agreement, Service Provider shall provide to Service Recipient (or cause to be provided by its Affiliates or third parties to Service Recipient) each Service set forth on Schedule I hereto, which Schedule I shall also include the scope of such Service, fees associated with such Service, the Project Manager for such Service and Term of such Service. For the avoidance of doubt, (i) any Supplemental Schedule shall be deemed to be part of Schedule I hereto, and (ii) nothing contained herein shall be deemed to require Harbor or any of its Affiliates to invest any capital or resources into the Spinco Business, and, except as expressly set forth in the Transaction Agreements, Harbor and its Affiliates shall be free to continue to operate the Harbor Business following the date hereof as they see fit.

2.3 Service Level. Service Provider shall provide each Service to Service Recipient (i) in at least substantially the same manner, scope and nature, at substantially the same level of professionalism, workmanship and quality, with substantially equal priority and treatment as such Service was provided, or caused to be provided, during the Reference Period by Service Provider or any of its Affiliates to the Spinco Business, in the case of a Transition Service and to the Harbor Business, in the case of a Reverse Transition Service and (ii) in compliance with all applicable Laws (collectively, “Service Level”); provided, that, in the case of clause (i) above, for the purposes of determining the Service Level of any Service during the Reference Period, appropriate and reasonable modifications in manner of delivery may be made so long as such modifications do not adversely affect the scope, nature, professionalism, workmanship, quality or priority to Service Recipient of the Services delivered hereunder in any material respect. To the extent that Service Recipient requests that Service Provider perform or cause to be performed any Service that was not previously performed by Service Provider for Service Recipient during the Reference Period and Service Provider agrees to provide such Service in accordance with Section 2.11, Service Provider shall use its commercially reasonable efforts to perform such Services at the level of professionalism, workmanship and quality substantially consistent with industry standards.

2.4 Privacy and Information Security. Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with all applicable Privacy and Information Security Requirements that are or that may at any time be applicable in the provision or receipt of Services including in relation to any Personal Information processed in connection with this Agreement, the types of which and categories of data subjects to which they relate being set out in Schedule III hereto (the “Protected Data”). The parties agree that (i) with respect to Protected Data provided or made available by Harbor, Spinco or the applicable Service Provider (including any third party providing the Services) will be deemed a data processor and Harbor a data controller of such Protected Data and (ii) with respect to Protected Data provided or made available by Spinco, Harbor or the applicable Service Provider (including any third party providing the Services) will be deemed a data processor and Spinco a data controller of such Protected Data. To the extent required by applicable Privacy and Information Security Requirements or as deemed necessary by the Parties hereto, the Parties (or their respective local Affiliates) will enter into additional agreements relating to the processing of Protected Data. In the event that Service Recipient exports Personal Information from the European Economic Area to Service Provider or any of its Affiliates outside the European Economic Area, Service Recipient and Service Provider (and/or their Affiliates as the exporters or importers of Personal Information, as necessary) shall (unless they have already entered into a Personal Information export agreement that provides legal adequacy for the export of such data in accordance with applicable Law) enter into the standard contractual clauses for the transfer of personal data to processors established in third countries adopted by the European Commission pursuant to its decision of 5 February 2010 (2010/87/EU), with Appendix 1 of such standard contractual clauses populated in a manner consistent in substance with this Agreement.

2.5 Protected Data. Service Recipient shall comply with all of Service Provider’s commercially reasonable security policies, procedures and requirements relating to Protected Data or the Service Delivery Environment that have been, from time to time, previously provided in writing to Service Recipient (including those adopted after the date hereof to the extent so provided) in connection with its access and use of the Services (the “Security Policies”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider. In addition, each Party and any of its Service Providers will, as it relates solely to the Services being provided by Service Provider hereunder, (i) keep accurate records relating to all processing of Protected Data in accordance with its applicable procedures and practices and permit the other Party (or such third party mandated by Service Recipient) access to examine and/or audit such records and otherwise provide all information reasonably necessary to demonstrate compliance with applicable Privacy and Information Security Requirements, (ii) reasonably cooperate with the other Party (including by appropriate technical and organizational measures) insofar as is possible, in connection with any lawful requests by data subjects to exercise their rights under applicable Law, (iii) reasonably assist Service Recipient in ensuring its compliance with its obligations under applicable Law in connection with (a) data protection impact assessments and any prior consultation with data protection supervisory authorities in connection with the same, (b) complaints or investigations related to unauthorized use or disclosure of, access to, or other processing of, Protected Data and (c) the notification of data breaches to data protection supervisory authorities or data subjects, (iv) process Protected Data solely for the purposes of this Agreement and as otherwise required by applicable Law, and solely for the duration of the provision of Services as prescribed by this Agreement plus additional time to the extent required or permitted by applicable Law, and (v) inform Service Recipient if in its opinion Service Recipient’s instruction infringes Privacy and Information Security Requirements. In the event that either Party becomes aware of any breaches of security or any actual or alleged unauthorized or unlawful conduct or activities, or any breach of the terms of this Agreement, in each case, relating to Protected Data, such party shall promptly notify the other in writing as soon as reasonably practical within 48 hours of the discovery thereof and the parties shall take reasonable actions to prevent any further unauthorized or unlawful conduct or activities or breach of the terms of this Agreement relating to Protected Data. Neither Party shall, and each Party will instruct its Affiliates (or any other Service Providers) not to, notify or otherwise disclose the existence of any unauthorized or unlawful conduct or activities, or breach relating to Protected Data for which the other Party is the owner or controller of such Protected Data without the consent of such other Party, except where such notice or disclosure is required by applicable Privacy and Information Security Requirements.

2.6 Service Delivery Environment. Service Provider shall limit access to the Service Delivery Environment to Service Provider personnel who are specifically authorized to have such access, and shall take appropriate technical and organizational measures to prevent unauthorized access, use, destruction, alteration or loss of Spinco Business data or Harbor Business data, as applicable, and other information contained therein. Service Recipient shall access and use only that portion of the Service Delivery Environment for which Service Recipient has been granted the right to access and use; provided, however, that Service Provider shall not unreasonably limit the grant of such access and use by authorized personnel. Neither Party shall establish any type of external network connectivity into the other Party’s systems or network, including WAN or Internet connectivity, without the prior written consent of the other Party. Service Recipient shall limit access of its personnel to the Service Delivery Environment to those personnel who are specifically authorized to have such access and shall cause such personnel to comply with the Security Policies in accessing the Service Delivery Environment in accordance with the terms of Section 2.5.

2.7 Unauthorized Access. If, at any time, a Party determines that (a) any of its personnel has sought to circumvent, or has circumvented, the Security Policies, (b) any unauthorized personnel of such Party has accessed the Service Delivery Environment, or (c) any of its personnel has engaged in activities that are likely to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall promptly terminate such personnel’s access to the Service Delivery Environment and promptly notify the other Party in writing. In addition, Service Provider shall have the right to deny personnel of Service Recipient access to the Service Delivery Environment upon at least 24 hours’ written notice to Service Recipient in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.7 or otherwise pose a security concern. In addition to each Party’s obligations with respect to Protected Data under Section 2.5, each Party will reasonably cooperate with the other Party in investigating any apparent unauthorized access to or use of the Service Delivery Environment.

2.8 Provision of Services by Third Parties. To the extent that Service Provider used a third party to provide any Services immediately prior to the date of this Agreement, subject to the service level requirements set forth in Section 2.3, Service Provider shall continue to have the right to provide such Services by way of third parties during the Term of such Service. To the extent that Service Provider provided a Service (other than any Omitted Service, which are the subject of Section 2.11.5) directly (rather than by way of a third party) immediately prior to the date of this Agreement, Service Provider will continue to provide such Service directly (and not by way of a third party) unless and until such time that Service Provider reasonably determines in good faith that (i) it would be commercially impracticable for Service Provider to continue to provide such Service directly, or (ii) it is unable to do so for reasons outside of Service Provider’s control despite its commercially reasonable efforts to continue to provide such Service directly. As promptly as practicable following any such determination, Service Provider shall provide written notice to Service Recipient notifying Service Recipient of such determination, which notice shall include a reasonably detailed description of the facts and circumstances surrounding such determination as well as the identity of the third party that Service Provider proposes to engage to provide such Service to Service Recipient and an estimate of the cost for such third party to provide such Service (a “Third Party Determination Notice”). If the cost to provide such Service to Service Recipient by way of such third party does not exceed 110% of the cost for Service Provider to do so directly (as indicated in the Third Party Determination Notice), then, subject to the service level requirements set forth in Section 2.3, Service Provider shall have the right to engage such third party to provide such Service, and Service Recipient will reimburse Service Provider for the cost of such third party to provide such Service less the portion of the Service Fee attributable to the Service that Service Provider is no longer providing directly. If the cost to provide such Service to Service Recipient by way of such third party exceeds 110% of the cost for Service Provider to do so directly (as indicated in the Third Party Determination Notice), and within ten (10) days following receipt of such Third Party Determination Notice by Service Recipient, Service Recipient delivers written notice to Service Provider indicating that prior to engaging such third party to provide such Service, Service Recipient desires to discuss the matters contained in Third Party Determination Notice, including the identity of the third party that Service Provider proposes to provide such Service or the estimated cost for such third party to provide such Service (a “Service Recipient Third Party Determination Response”), the Designated Persons and applicable Project Managers shall meet to discuss such matters and reasonably and in good faith cooperate to reach agreement on a mutually acceptable plan for the provision of such Service, including the possibility of engaging a different third party to provide such Service at a lower cost or the continued provision by Service Provider of such Service directly with the express acknowledgement by Service Recipient that such Service may be impacted and/or disrupted given the facts and circumstances set forth in the Third Party Determination Notice. If Service Recipient proposes that Service Provider engage a third party to provide such Service other than the third party identified by Service Provider in the Third Party Determination Notice, Service Provider shall engage such third party to provide such Service unless Service Provider reasonably and in good faith objects to the engagement of such third party to provide such Service; provided that notwithstanding anything contained in this Agreement to the contrary, including Section 9, if Service Provider engages a third party proposed by Service Recipient to provide such Service, Service Provider shall not have any responsibility, liability or obligation of any kind or nature arising out of, relating to or in connection with the provision of such Service by such third party under this Agreement or otherwise, including for such third party’s performance or compliance with the standard of performance set forth herein with respect to such Service. If Service Provider and Service Recipient fail to reach agreement with respect to the ongoing provision of such Service within fifteen (15) days following such initial meeting, then, subject to the service level requirements set forth in Section 2.3, Service Provider shall have the right to engage the third party identified in the Third Party Determination Notice to provide such Service, and Service Recipient will reimburse Service Provider for the cost of such third party to provide such Service less the portion of the Service Fee attributable to the Service that Service Provider is no longer providing directly. If Service Recipient does not deliver a Service Recipient Third Party Determination Response in accordance with the immediately preceding sentence, Service Provider shall have the right to engage such third party to provide such Service, and Service Recipient will reimburse Service Provider for the cost of such third party to provide such Service less the portion of the Service Fee attributable to the Service that Service Provider is no longer providing directly. Subject to the foregoing, in the event that Service Provider engages (or continues to use) third parties to provide Services, Service Recipient acknowledges that such third parties may process Personal Information; provided, that Service Provider requires such third parties contractually to treat Personal Information as Service Provider is required to treat it under this Agreement. In the event that Service Provider appoints, adds or replaces a third party to provide Services who will process Personal Information, Service Provider will inform Service Recipient. Unless specifically agreed in writing by the Parties, and subject to the other provisions of this Section 2.8, Service Recipient will be responsible for incremental costs incurred and associated with third-party contracts initiated during the Transition Period by Service Provider; provided, that Service Provider shall use its commercially reasonable efforts to minimize such incremental costs. Notwithstanding any such use of third parties, Service Provider shall remain obligated for the provision of such Services to Service Recipient in accordance with the terms hereof; provided, however, if (i) subject to the other provisions of this Section 2.8, Service Provider elects to use a third party for its and its Subsidiaries’ requirements and/or needs and (ii) Service Provider is able to assign, and has assigned, to Service Recipient, Service Provider’s rights and remedies against such third party, such that Service Recipient may pursue such rights and remedies directly, Service Provider shall have no liability to Service Recipient in connection with a failure to perform by such third party that is not caused by the action or inaction of Service Provider. Notwithstanding the foregoing, Service Provider shall remain liable to Service Recipient for the performance of obligations by third parties that it engages to provide Services in connection with the processing of Personal Information to the same extent that Service Provider would otherwise be liable to Service Recipient in connection with the processing of Personal Information under this Agreement.

2.9 Third Party Intellectual Property. Service Recipient agrees and acknowledges that certain Services to be provided hereunder may require that Service Provider and/or Service Recipient make use of third party Intellectual Property for the benefit of Service Recipient. The Parties shall cooperate and use their respective commercially reasonable efforts to secure from any applicable third party the necessary licenses and required consents not held by Service Provider or Service Recipient during the Term; provided, however, that Service Recipient shall be responsible for and shall pay or reimburse Service Provider for all costs, expenses, fees or charges incurred in connection with obtaining such licenses and required consents or otherwise exploiting the underlying Intellectual Property, to the extent incurred in connection with the Services to be provided under this Agreement. Obtaining any such necessary licenses and required consents is an express condition to Service Provider’s obligation to provide any Services requiring the use of such Intellectual Property under this Agreement, and no Service Provider shall be considered in breach of this Agreement for failure to provide any such Service due to the fact that the Parties were unable to obtain the necessary licenses and required consents in accordance with the obligations of this Section 2.9. Each Party agrees to, and agrees to cause its Affiliates (as applicable) to, abide by the terms and conditions of any such licenses.

2.10 [Intentionally Omitted.]

2.11 Other Services.

2.11.1 Requests for Additional Services. In the event that Service Recipient desires (i) any services in addition to the Services (other than Excluded Services, Omitted Services (which are the subject of Section 2.11.5) and Included Migration Services (which are the subject of Section 2.11.4)), including as a result of any change to the assets of Service Recipient, or (ii) a material increase in the scope of any Service compared to the scope of such Service provided to the applicable business during the Reference Period, in each case, as a result of the acquisition of another Person, a change in applicable Laws (or the interpretation thereof) that are adopted or enacted after the Distribution Date or otherwise (clauses (i) and (ii), collectively, “Additional Services”), Service Recipient may submit a written request describing such services to Service Provider’s Designated Person, it being understood that Service Provider may in its sole and absolute discretion decline to provide any such Additional Service. Service Recipient acknowledges that Service Provider shall be under no obligation to provide, and may not have the resources, capabilities or capacity to provide, any Additional Service, and may determine not to do so for any reason or no reason. If Service Provider agrees to provide any Additional Service, each Designated Person shall designate a Project Manager for each Additional Service, and the Designated Persons and such Project Managers of each of Service Recipient and Service Provider shall meet to discuss the nature, cost, duration and scope of such Additional Services. Upon the mutual agreement of the Parties with respect to the nature, cost, duration and scope of such Additional Services, such services that are provided or caused to be provided by Service Provider pursuant to this Section 2.11 shall be deemed a “Transition Service” or “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.11.2 System Enhancements; Mandatory Security Enhancements.

(a) System Enhancements. In the event that Service Provider identifies any system enhancements in respect of systems managed by Service Provider in connection with the information technology Services provided by Service Provider hereunder for which additional charges would be payable by Service Recipient (other than any Mandatory Security Enhancements, which are the subject of Section 2.11.2(b)) (“System Enhancements”), Service Provider shall notify Service Recipient (including Service Recipient’s applicable Project Manager) of such System Enhancements in writing (a “System Enhancements Notice”), which System Enhancements Notice shall describe in reasonable detail each such System Enhancement, and if Service Recipient desires any such System Enhancements, Service Recipient shall provide written notice to Service Provider (including Service Provider’s applicable Project Manager) within ten (10) days following receipt of such System Enhancements Notice specifying which System

Enhancements identified in the System Enhancements Notice it desires to receive; provided that Service Provider shall only dedicate up to 200 hours of Service Provider’s internal resources in the aggregate during any calendar year towards applying and implementing such System Enhancements (the “Annual System Enhancements Cap”) at a cost of $150.00 per hour (the “System Enhancements Hourly Rate”) payable by Service Recipient; provided, further, that Service Provider shall be under no obligation to provide any System Enhancements with respect to any Service from and after the date that is 180 days prior to the expiration of the Term of such Service. The Parties acknowledge and agree that Service Provider’s ability to implement any System Enhancements requested by Service Recipient, and the timeframe for the completion of any such System Enhancements, will be dependent on Service Provider’s then current resources, capabilities and capacity to provide such System Enhancements. For the avoidance of doubt, notwithstanding Service Recipient’s request to receive any System Enhancements, in no event shall the Term of any Service extend beyond the date which is two years after the Distribution Date. If Service Recipient desires any System Enhancements the provision of which would exceed the Annual System Enhancements Cap, it shall submit a written request to Service Provider in respect thereof pursuant to Section 2.11.1. Service Provider may provide any System Enhancements under this Section 2.11.2 either directly or by engaging a third party, and Service Recipient shall be responsible for the payment of all reasonable and documented third party costs incurred by Service Provider in the provision of any System Enhancements.

(b) Mandatory Security Enhancements. Notwithstanding anything contained in Section 2.11.2(a), Service Provider shall have the right, in its sole and absolute discretion, to implement and apply any Mandatory Security Enhancements and Service Recipient shall be responsible for the costs associated therewith; provided that in the event that any Mandatory Security Enhancement is generally applicable to Service Provider’s other businesses, Service Recipient shall only be responsible for its allocable portion of the costs associated with such Mandatory Security Enhancement. For the avoidance of doubt, Section 2.11.2(a) shall not apply with respect to Mandatory Security Enhancements.

(c) Notwithstanding the foregoing or anything contained in this Agreement, except as expressly set forth on Schedule I or as otherwise agreed by Harbor in its sole and absolute discretion pursuant to Section 2.11.1, Harbor shall be under no obligation by virtue of this Agreement or otherwise to provide or offer to provide Spinco (i) any services or the right to participate in any project that Harbor or any of its Affiliates is contemplating or may have been contemplating on or prior to the date of this Agreement that were not provided to or implemented in respect of the Spinco Business prior to the date of this Agreement, or (ii) any services or projects that it may determine to provide or implement in respect of the Harbor Business following the date of this Agreement.

2.11.3 Phase-Out of Harbor Marks. The Parties acknowledge and agree that Spinco and its Affiliates are solely responsible for the phase-out of the Harbor Marks pursuant to Section 7.6(b) of the Contribution and Distribution Agreement, and to the extent that Spinco or any of its Affiliates desires that Harbor provide any services or assistance to Spinco or any of its Affiliates in connection therewith, Spinco shall make such request for additional services pursuant to Section 2.11.1. For the avoidance of doubt, any services or cooperation that Harbor may agree to provide to Spinco or any of its Affiliates in connection with the phase-out of the Harbor Marks are outside the scope of the Services unless and until the nature, cost, duration and scope of such services or cooperation are mutually agreed by the Parties pursuant to Section 2.11.1.

2.11.4 Migration Services and Training Services. The Parties acknowledge and agree that except as expressly set forth on Schedule I, (i) any support, assistance, wind-down, migration or other services (including the coordination of software systems, generating multiple file formats, development of conversion programs, provision or development of interfaces, participation in testing prototypes or pilots or transferring data) to effect the Migration (collectively, “Migration Services”), and (ii) any training of Service Recipient personnel, knowledge transfer or the provision of advisory services in connection with the Migration or otherwise which are not otherwise specifically set forth on Schedule I (collectively, “Training Services”), are wholly outside the scope of the Services, and to the extent that Service Recipient desires any such services, it shall submit a written request to Service Provider pursuant to Section 2.11.1; provided, however, that Service Provider shall provide up to sixty (60) hours (the “General Migration Assistance Cap”) during the Term of general reasonable cooperation and assistance incidental to the Migration as may be requested by Service Recipient and reasonably necessary for Service Recipient to orderly transition from the Services (“Included Migration Services”) at no additional cost to Service Recipient, and to the extent that Service Recipient desires to continue to receive any such services following such time as the General Migration Assistance Cap has been reached, it shall submit a written request to Service Provider pursuant to Section 2.11.1. For the avoidance of doubt, except as set forth in the proviso of the immediately preceding sentence, any Migration Services and/or Training Services that Service Provider may agree to provide to Service Recipient or any of its Affiliates are outside the scope of the Services unless and until the nature, cost, duration and scope of such services are mutually agreed by the Parties pursuant to Section 2.11.1.

2.11.5 Omitted Services. Subject to Section 2.13, if any services (other than Excluded Services) that were previously provided to or for the benefit of either Party or their respective Subsidiaries, or caused to be provided to or for the benefit of either Party or their respective Subsidiaries, in each case by the other Party or its Subsidiaries, and that Service Recipient reasonably believes (and can reasonably demonstrate) are materially necessary for Service Recipient to operate the applicable business as conducted immediately prior to the Distribution Date, have been omitted from Schedule I (any such services, “Omitted Services”), then, within fifteen (15) days following the written request of Service Recipient made no later than April 30, 2019 indicating the applicable service and requested term of such service (which term shall be no longer than six (6) months), Service Provider shall provide Service Recipient with written notice indicating Service Provider’s cost to provide such Omitted Service (with the cost of such Omitted Service to be equal to Service Provider’s cost with no mark-up, subject to any additional Service Fee as a result of increases in volume). If Service Recipient desires to receive the Omitted Service following receipt of such written notice from Service Provider, Service Recipient shall notify Service Provider in writing that it desires to receive such Omitted Services, and Service Provider shall provide such Omitted Service, or cause such Omitted Service to be provided, as promptly as reasonably practicable following receipt of such notice from Service Recipient, pursuant to a Supplemental Schedule. Service Provider may provide any Omitted Service under this Section 2.11.5 either directly or by engaging a third party, and Service Recipient shall be responsible for the payment of all reasonable and documented third party costs incurred by Service Provider in the provision of any Omitted Services. The obligation of Service Provider to provide any Omitted Services pursuant to this Section 2.11.5 shall be subject to Service Recipient’s use of its commercially reasonable efforts to cooperate with Service Provider in the provision of such services, and to the extent that changes to the systems, operations or business of Service Recipient implemented after the Distribution Date require alterations in the means of providing any such service, Service Provider shall be obligated only to use its commercially reasonable efforts to make such alterations. Any Omitted Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.11.5 shall be a “Transition Service” or a “Reverse Transition Service”, as applicable, for the purposes of this Agreement (other than as specifically indicated herein).

2.11.6 HSFS Services. Until the date that is six (6) months following the Closing, Harbor shall continue to administer and operate under each of the contracts set forth on Schedule 2.11.6 (the “HSFS Services”), and within thirty (30) days following the end of each calendar month during such six (6) month period, Harbor shall remit to Spinco all profits derived by Harbor and its Affiliates thereunder to the extent such profits relate solely to the animal health portion thereof. Spinco shall pay Harbor a monthly fee in the amount of $20,000 in respect of the HSFS Services, which shall be payable in full by Spinco to Harbor within thirty (30) days of the date of Spinco’s receipt of an invoice therefor (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Harbor.

2.11.7 Hong Kong Services. Until the date that is six (6) months following the Closing (the “Hong Kong Services Term”), Harbor shall, or shall cause an Affiliate of Harbor to, provide the Services set forth on Section 6.1 of Schedule I (the “Hong Kong Services”), and within thirty (30) days following the end of each calendar month during such six (6) month period, Harbor shall remit to Spinco all profits derived by Harbor and its Affiliates in connection therewith to the extent such profits relate solely to the animal health portion thereof. Spinco shall pay Harbor a monthly fee in an amount equal to all of Harbor’s or such Affiliate of Harbor’s costs (including internal and third party costs) incurred in connection with the provision of such Hong Kong Services, with such internal costs and expenses to be incurred on the same basis and calculated using the same methodologies that have been historically incurred and used during the Reference Period, which shall be payable in full by Spinco to Harbor within thirty (30) days of the date of Spinco’s receipt of an invoice therefor (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Harbor. Within thirty (30) days following the expiration or termination of the Hong Kong Services Term and delivery by Harbor to Spinco of a reasonably detailed invoice, Spinco shall purchase all of the Products used exclusively in the Spinco business owned by HS Hong Kong (the “Hong Kong AH

Exclusive Inventory”) then held in inventory by HS Hong Kong for the applicable purchase price of such Hong Kong AH Exclusive Inventory, which shall be an amount equal to the then current daily weighted average purchase price paid by Harbor or its Affiliate for such Hong Kong AH Exclusive Inventory plus all Interest Carrying Costs on such Hong Kong AH Exclusive Inventory pursuant to Section 18.3.1, and Harbor and its Affiliates shall assign (and Spinco shall assume) all pending non-cancelable orders for such Hong Kong AH Exclusive Inventory (with Spinco being responsible for any costs that may be payable in connection with any such assignment).

2.12 Service Extensions. In the event that Service Recipient desires to extend the Term of any Service (other than a Non-Extendable Service) beyond its Term, Service Recipient shall have the one-time right to do so by providing Service Provider with written notice of the desired extension, (i) in the case of the Extended Notice Services, no later than one-hundred and eighty (180) days prior to the expiration of the Term of such Extended Notice Service, and (ii) in the case of all other Services, no later than one-hundred and twenty (120) days prior to the expiration of the Term of such Service. Such notice shall indicate the period during which Service Recipient wishes to receive such Service after the date of expiration of the Term for such Service; provided that such requested extension period shall not extend beyond the date which is two years after the Distribution Date. Subject to Section 2.13, subject to obtaining any necessary third party consents, Service Provider shall provide such services, or cause such services to be provided, to Service Recipient for such additional period, it being understood and agreed that the Service Fees for each applicable Service shall be increased by ten percent (10%) over and above the then current Service Fee (as the same may be increased pursuant to Section 3.1) during the applicable additional period. Service Recipient will also reimburse Service Provider for any reasonable and documented incremental fees and costs (including internal fees and costs) incurred by Service Provider in connection with extending any Service (provided that Service Provider shall use commercially reasonable efforts to mitigate any such incremental fees and costs) and/or charged by third parties in connection with granting any consent or otherwise extending any Service. In addition, if the original Term of any telecommunications Service set forth on Section I of Schedule I is extended, the Service Fees for such Service shall include (x) any excise Taxes imposed on Harbor or its Affiliates in connection with such Service, and (y) any Taxes on the amounts described in (x). Notwithstanding anything contained in this Agreement, Non-Extendable Services may not be extended beyond the original Term thereof, as indicated in Section 18.

2.13 Service Limitations; Third Party Consents.

2.13.1 Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement, (i) Service Provider shall not be required to provide (or continue to provide (including by way of extension under Section 2.12), as applicable) a Service to the extent the provision of such Service (or the continued provision of such Service (including by way of extension under Section 2.12), as applicable) by Service Provider would violate any applicable Law as a result of any change in applicable Laws (or the interpretation thereof) that are adopted or enacted after the Distribution Date, and (ii) Service Provider shall not be required to provide any Omitted Service, extend any Service or agree to modify the scope of any Service to the extent the taking of any such action is reasonably determined by Service Provider to be inadvisable in respect of qualifying the Distribution as a tax-free spin-off under Section 355 of the Code or otherwise qualifying the Transactions for Tax-Free Status (following consultation between Service Provider’s outside tax counsel that is delivering the Spin-Off Tax Opinion and Service Recipient’s outside tax counsel or as advised in writing (which may be by e-mail) by Service Provider’s outside tax counsel that is delivering the Spin-Off Tax Opinion); provided that in either such case Service Provider shall use its commercially reasonable efforts to implement (and Service Recipient will cooperate with Service Provider) a commercially reasonable alternative arrangement to provide the benefit of such Service to Service Recipient.

2.13.2 Service Provider shall use commercially reasonable efforts to obtain any consents from third-parties that Service Provider reasonably believes are necessary in order for Service Provider to provide the Services; provided, however, that Service Recipient shall be responsible for and shall pay or reimburse Service Provider for all costs, expenses, fees or charges incurred in connection with obtaining such required consents, to the extent incurred as a result of Services to be provided under this Agreement. In the event that Service Provider is unable to obtain any such consent, the Parties shall work together to agree upon, and Service Provider shall use its commercially reasonable efforts (and Service Recipient will cooperate with Service Provider) to implement, a commercially reasonable alternative arrangement, which, in the case of a real property lease, shall include the grant by Service Provider to Service Recipient of a limited license for reasonable use and access to the applicable leased real property in exchange for a monthly gross license fee in an amount equal to the then current monthly rent payable by Service Provider to the applicable landlord in respect of such property under such lease, which shall be payable by Service Recipient to Service Provider within thirty (30) days of receipt of a monthly invoice from Service Provider for such monthly license fee. Service Provider shall not be required to bear any third-party fees that may be required in order for Service Provider to provide the Services.

2.14 Cooperation. Unless otherwise provided for in this Agreement, the Parties shall use their commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services and the Reverse Transition Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Transition Services and Reverse Transition Services and obtaining all consents, licenses, sublicenses or approvals necessary (including the payment of any reasonable fees or expenses) to permit each Party to perform its obligations hereunder, in each case, subject to Sections 2.8, 2.9 and 2.13 and to the restrictions of Section 12.

2.15 No Professional Advice. It is not the intent of Service Provider to render, nor of Service Recipient to receive from Service Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, financial reporting, employment or other business or financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. Service Recipient shall not rely on, or construe, any Service rendered by or on behalf of Service Provider as such professional advice or opinions or technical advice, and Service Recipient shall seek all third-party professional advice or opinions or technical advice as it may desire or require.

2.16 Personnel.

2.16.1 Service Provider Personnel. Service Provider will make available to Service Recipient such personnel as Service Provider determines may be necessary to provide the Services hereunder. Service Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time.

2.16.2 Service Recipient Personnel. In the event that the provision of any Service by Service Provider requires the cooperation and services of personnel of Service Recipient, Service Recipient will make available to Service Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by Service Provider) as may be necessary for Service Provider to provide such Service. Service Recipient will have the right, in its sole discretion, to (i) designate which personnel it will make available to Service Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time.

2.16.3 Control of Service Provider Personnel. All employees and representatives of Service Provider who provide Services under this Agreement shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of Service Provider and not employees or representatives of Service Recipient or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider (and not Service Recipient) and Service Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

2.16.4 Staffing. Each of the Parties shall use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of the Services, including considering staffing issues and, without limiting Section 6.18 of the Merger Agreement, determining whether certain Harbor personnel providing certain Services may be permitted to join Spinco.

2.17 Stanhope Lease. From the Distribution Date through November 2, 2019 (the “Remaining Lease Term”), within thirty (30) days following the end of each calendar month, Harbor shall reimburse Spinco in an amount equal to £8,491; provided that if at any time during the Remaining Lease Term, Spinco subleases all or any portion of the Stanhope Location that was occupied by Harbor’s dental business prior to the Distribution Date (the “Unoccupied Stanhope Space”), Spinco shall notify Harbor of such sublease in writing and Harbor’s reimbursement obligation under this Section 2.17 shall be reduced on a dollar-for-dollar basis by the amount payable by the sublessee in respect thereof. If at any time during the Remaining Lease Term Spinco uses all or any portion of the Unoccupied Stanhope Space for its own activities, Spinco shall notify Harbor of such use in writing and Harbor’s reimbursement obligation under this Section 2.17 shall be reduced by the portion of the monthly rent payable under the existing lease for the Stanhope Location allocable to such portion of the Unoccupied Stanhope Space.

2.18 Spain AH Sublease. In connection with the transactions contemplated by this Agreement, HS Spain, an Affiliate of Harbor, has entered into a sublease with Spain Animal Health Solutions SL (“Spinco Spain”), an Affiliate of Spinco (the “Spain AH Sublease”). The Parties hereby acknowledge and agree that notwithstanding anything contained in the Spain AH Sublease, (i) the rent payable by Spinco Spain to HS Spain pursuant to the terms of the Spain AH Sublease is included in the Service Fee payable in respect of the Services set forth on Section 5.20 of Schedule I, and that no additional rental payments shall be payable thereunder, and (ii) the term of the Spain AH Sublease shall automatically and concurrently terminate upon the expiration or termination of the Services set forth on Section 5.20 of Schedule I without any further action by or on behalf of the Parties or any other Person. In the event of any conflict between the terms of this Agreement and the Spain AH Sublease, the terms of the this Agreement shall control.

2.19 Vehicle Subleases. In connection with the consummation of the closing of the transactions contemplated by the Contribution and Distribution Agreement, Spinco and Harbor (or one of its Affiliates) have entered into (or expect to enter into) a sublease arrangement whereby Harbor (or one of its Affiliates) has agreed (or will agree) to sublease certain vehicles to Spinco that are leased to Harbor (or one of its Affiliates) by ING Car Lease Espana S.A. (“ING”) or Volkswagen Renting S.A. (together with ING, the “Lessors”) and used in the Spinco Business. Spinco shall comply with all of the terms and conditions of the applicable underlying lease between Harbor (or one of its Affiliates) and the applicable Lessor, including the obligation to return the vehicles to the applicable Lessor thereunder. Spinco shall indemnify Harbor and its Affiliates in respect of, and hold Harbor and its Affiliates harmless from and against, any and all Losses incurred or suffered by Harbor and its Affiliates in connection with Spinco’s failure to comply with the terms and conditions of the applicable underlying lease between Harbor (or one of its Affiliates) and the applicable Lessor, including the obligation to return the vehicles to applicable Lessor thereunder, without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement.

2.20 Transoflex. Until the date that is eighteen (18) months following the Closing, Spinco (or an Affiliate of Spinco) may continue to purchase services directly from trans-o-flex Schnell-Lieferdienst GmbH (“Transoflex”) under HSSG’s contract with Transoflex (to the extent permitted by Transoflex); provided that Spinco and its Affiliates shall indemnify Harbor and its Affiliates in respect of, and hold Harbor and its Affiliates harmless from and against, any and all Losses incurred or suffered by Harbor and its Affiliates in connection therewith, without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement.

3.	PRICING, BILLING AND PAYMENT

3.1 Service Fees and Volume Increases.

3.1.1 Service Fees. With respect to each Service, Service Recipient shall pay to Service Provider: (a) those amounts determined in accordance with the rates and charges for such Service, including any internal or third party increases in costs due to changes in volume, set forth in the Schedule for such Service; (b) any third-party set-up or one-time costs (but not any internal set-up or one-time costs of Service Provider) associated with such Service; (c) an inflation adjustment in an amount equal to an additional 3% of the rates and charges set forth in the Schedule for such Service beginning on the date that is the first anniversary of the date of this Agreement (or, in the case of Additional Services or Omitted Services, beginning on the date that is the first anniversary of the date of the Supplemental Schedule with respect to such Additional Service or Omitted Service, as applicable), (d) all extraordinary incidental costs and expenses (specifically excluding costs and expenses of business as usual traveling incurred by Service Provider prior to the Distribution Date) reasonably incurred by Service Provider in providing the Services and approved by Service Recipient prior to the incurrence thereof (such approval not to be unreasonably withheld, conditioned or delayed), in each case in accordance with Service Provider’s standard policies with respect to such incidental costs and expenses, (e) the amount of any increase charged by a third party to the extent that such Service is provided to Service Provider by a third party, and (f) any other amounts payable by Service Recipient pursuant to the terms of this Agreement (the amounts described in clauses (a) through (f), collectively, the “Service Fees”).

3.1.2 Volume Increases. The Parties acknowledge and agree that the Service Fees in respect of certain Services will be subject to increase due to increases in volume in accordance with the methodologies set forth on Schedule I.

3.2 Monthly Invoicing. Following the end of each calendar month during the Transition Period, Service Provider shall provide to Service Recipient an invoice for the preceding month’s Service Fees. Service Provider may provide Service Recipient with local invoices as Service Provider may deem necessary or desirable for VAT and/or sales tax or other purposes. All amounts due and payable hereunder shall be invoiced and paid in (a) U.S. dollars or (b) if the Parties so agree, a foreign currency agreed by the Parties (with respect to Services provided outside the United States); provided that in the case of any local invoices provided by Service Provider to Service Recipient pursuant to the immediately preceding sentence, such invoices shall be invoiced and paid in the currency of the country to which such invoice relates. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.8) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider.

3.3 Quarterly True-Up. Following the end of each calendar quarter during the Transition Period, Service Provider shall provide to Service Recipient an invoice to the extent any additional Service Fees are payable to Service Provider that were not otherwise reflected in the monthly invoices delivered to Service Recipient pursuant to Section 3.2 in respect of the Services provided to Service Recipient for the immediately preceding three (3) calendar months due to increases in volume, increases in charges by third parties or otherwise. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.8) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider.

3.4 Aggregation of Invoices. Service Provider may aggregate the Service Fees with respect to some or all of the Services included in any invoice delivered pursuant to Section 3.2, Section 3.3 or Section 3.7; provided, that Service Provider shall, and shall cause its Affiliates to, cooperate and provide such information as reasonably requested by Service Recipient and provide such back-up therefor as reasonably requested by Service Recipient in connection therewith to the extent reasonably required to permit Service Recipient and its Representatives to review and evaluate the amounts set forth in such invoice and verify such amounts.

3.5 Overpayment. If any such review reveals any overpayment by Service Recipient, Service Provider shall promptly refund the amount of such overpayment to Service Recipient (net of any Taxes). To the extent Service Recipient reasonably determines based on its review of the information and/or back-up provided by Service Provider pursuant to the immediately preceding sentence that it is or may be entitled to the refund of an overpayment, Service Recipient shall notify Service Provider of the amount of such overpayment within ten (10) Business Days following delivery of such requested information and/or back-up to Service Recipient. Any dispute regarding overpayment shall be resolved by engaging KPMG LLP to arbitrate and resolve such dispute, which shall be resolved in accordance with the processes and procedures set forth in Section 5.1(c) of the Contribution and Distribution Agreement. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of Harbor or Spinco, and in such event references herein to KPMG LLP shall be deemed to refer to such replacement accounting firm. The fees and expenses of the arbitrator shall be shared by Service Recipient and Service Provider in inverse proportion to the relative amounts of the disputed amount determined in favor of Service Recipient and Service Provider, respectively.

3.6 Late Charge. Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid ten (10) days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to six percent (6%).

3.7 Post-Term Invoices. With respect to any Service Fees that accrue or are incurred by Service Provider or its Affiliates during the Transition Period but that are not billed by Service Provider in an invoice provided to Service Recipient pursuant to Section 3.2 or Section 3.3, or of which Service Provider does not become aware until after the Transition Period, Service Provider shall set forth such fees in an invoice or invoices submitted to Service Recipient following the end of the Transition Period (each, a “Post-Term Invoice”). Subject to Section 3.8, and so long as such Post-Term Invoice is received by Service Recipient within one (1) year following the end of the Transition Period, Service Recipient shall remit payment under any such Post-Term Invoice to Service Provider within thirty (30) days after its receipt of such invoice.

3.8 Invoice Disputes. In connection with Section 3.2 or Section 3.3 or Section 3.7, in the event of an invoice dispute prior to the payment of any amounts payable under such invoice, Service Recipient shall deliver a written statement to Service Provider no later than twenty-one (21) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not in dispute amongst the Parties shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.2, Section 3.3 or Section 3.7, as applicable. The Parties shall use their commercially reasonable efforts to resolve all such other disputes expeditiously and in good faith with Service Provider continuing to perform the Services in accordance with this Agreement pending resolution of any dispute. When the disputed amount has been resolved, either by mutual agreement of the Parties or in accordance with the processes and procedures set forth in Section 5.1(c) of the Contribution and Distribution Agreement, any Party owing an amount to another Party as a result of such resolution shall pay such amount owed to such other Party within ten (10) days following such resolution.

3.9 No Right of Offset. Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due or owing) to the other Party, whether under this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or otherwise, against any other amount owed (or to become due or owing) to it by the other Party.

4.	TAX MATTERS

4.1 Transaction Taxes. All payments due to Service Provider pursuant to this Agreement shall be exclusive of Transaction Taxes, which shall be payable by Service Recipient unless applicable Law provides that the relevant Transaction Taxes are levied directly on (or are required to be accounted for by) Service Provider; in such case Service Provider will (at Service Provider’s option) either (i) provide Service Recipient with an invoice (valid for purposes of the relevant Transaction Taxes) and Service Recipient shall pay the amount of such Transaction Taxes, in addition to the payment of the Service Fees to which such Transaction Taxes relate, to Service Provider at the same time as such Service Fees or (ii) pay the relevant Transaction Tax directly to the applicable Taxing Authority in accordance with applicable Law, and Service Recipient shall promptly reimburse Service Provider for such relevant Transaction Tax. Each of Service Provider and Service Recipient shall pay and be responsible for their own Taxes based on their own income or profits. Each Party shall reasonably cooperate with the other Party in determining the extent to which any Tax is due and owing with respect to any of the Transition Services or Reverse Transition Services, as applicable, and in providing and making available appropriate documentation or information reasonably requested by the other Party including, applicable resale and/or exemption certificates (to the extent it can do so without unreasonable effort or expense).

4.2 Withholding. Each Party is permitted to withhold (or cause to be withheld) amounts from any amounts payable hereunder as required under applicable Law, and such amounts withheld will be treated for all purposes hereof as paid to the Party with respect to which the withholding was made. In the event of any such withholding on amounts payable to Service Provider hereunder, the sum payable to Service Provider shall be increased as necessary so that after such withholding has been made (including such withholdings applicable to additional sums payable under this Section 4.2), Service Provider receives an amount equal to the sum it would have received had no such withholding been made. Service Provider and Service Recipient will cooperate, as reasonably requested by the other Party, to reduce the amount of withholding Taxes imposed on payments hereunder, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes and by promptly providing any relevant information reasonably requested by the other Party (to the extent it can do so without unreasonable effort or expense). Service Recipient shall provide Service Provider with reasonable evidence of payment to, or receipts from, the relevant Governmental Authority evidencing the payment of any withholding Taxes in respect of amounts payable to Service Provider hereunder. Service Recipient will promptly pay to Service Provider the amount of any refund (including any interest) received by Service Recipient from a Taxing Authority with respect to Taxes withheld on amounts due to Service Provider pursuant to this Agreement.

4.3 Disputes. Any dispute relating to the application of the provisions of this Section 4 shall be resolved in accordance with the dispute resolution procedures in the Tax Matters Agreement.

5.	ACCESS

Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, upon the reasonable request of the other, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable advance written notice and supervised by the appropriate personnel of the Parties or as otherwise agreed to by the Parties) to the facilities, information, books, records, personnel, and systems necessary for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided that all such information shall be shared subject to the confidentiality obligations set forth in Section 12, and any Party or third-party vendor (or any of their respective employees, officers or other personnel) receiving such information shall agree to be bound by such obligations prior to the provision of any such information. All Services provided will be based upon reasonably timely, accurate and complete information from Service Recipient, which Service Recipient shall use its commercially reasonable efforts to provide, and Service Provider shall be released from its obligations to provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete information to Service Provider reasonably necessary for the provision of such Services. Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (ii) Service Provider provides Service Recipient with written notice of such nonperformance.

6.	TRANSITION

The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Service Recipient with reasonable time to develop the internal resources and capacities (or to arrange for third-party providers) to provide such Services. Accordingly, at all times from and after the Distribution Date, Service Recipient shall use commercially reasonable efforts to make or obtain approvals, permits or licenses, implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from Service Provider no longer necessary. In the event and to the extent the plan for the Migration of Services has not been developed or finalized by the Parties prior to the date of this Agreement, then, no later than ninety (90) days after the Distribution Date, the Parties shall consult for the purpose of discussing the status of a plan for the Migration of such Services. Service Recipient will have the primary responsibility for planning and carrying out the Migration of Services prior to the expiration of the Transition Period, and in no event will Service Provider be required to transfer or assign any Contracts to Service Recipient in connection with the expiration or termination of any Service or otherwise. By no later than, (i) in the case of the Extended Notice Services, one hundred and eighty (180) days prior to the expiration of the Term of each such Extended Notice Service, and (ii) in the case of all other Transition Services, one hundred and twenty (120) days prior to the expiration of the Term of each such Transition Service, Spinco shall deliver to Harbor a detailed written work plan describing its progress with respect to the Migration of such Transition Service, including how Spinco intends on operating without the further provision of such Transition Service, which work plan shall be prepared by Spinco in consultation with Harbor and shall reflect Spinco’s good faith consideration of Harbor’s input. Such written work plan shall address the following with respect to each of the Transition Services: (i) phases of implementation; (ii) milestones; (iii) expected Harbor involvement; and (iv) Service interdependency issues.

7.	INDEMNITY

7.1 Service Provider Indemnity. Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees or (ii) the violation of any applicable Law in any material respect by Service Provider with respect to this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Recipient Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such gross negligence, willful misconduct or violation remains uncured after a thirty (30) calendar day period (a “Notice Period”) following receipt by Service Provider of written notice from the applicable Service Recipient Indemnitee or Service Recipient Indemnitees describing such gross negligence, willful misconduct or violation in reasonable detail.

7.2 Service Recipient Indemnity. Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Provider Indemnitees in connection with the provision of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Recipient, any of its Affiliates or any of its or their respective officers, directors or employees or (ii) the violation of any applicable Law in any material respect by Service Recipient with respect to this Agreement or such Services; provided, that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Provider Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such gross negligence, willful misconduct or violation remains uncured after a Notice Period following receipt by Service Recipient of written notice from the applicable Service Provider Indemnitee or Service Provider Indemnitees describing such gross negligence, willful misconduct or violation in reasonable detail.

7.3 Obligation to Mitigate Losses. Each of the Parties agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, provided that no Party shall be obligated to mitigate its Losses by reducing its (or its Affiliates) Taxes.

7.4 Indemnification Procedures. The procedures specified in Article VI of the Contribution and Distribution Agreement shall apply with respect to any indemnification claims under this Section 7.

8.	LIMITED WARRANTY; LIMITATION ON DAMAGES

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.3). THE ABOVE-STATED LIMITED WARRANTY IS SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE OR FREEDOM FROM INFRINGEMENT OR THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE FOR SUCH SERVICES; PROVIDED THAT THIS PARAGRAPH SHALL NOT LIMIT, ALTER OR OTHERWISE CHANGE THE RIGHTS AND OBLIGATIONS OF THE PARTIES PURSUANT TO ANY OTHER TRANSACTION AGREEMENT, INCLUDING THE CONTRIBUTION AND DISTRIBUTION AGREEMENT.

NOTWITHSTANDING ANYTHING CONTAINED IN ANY OTHER TRANSACTION AGREEMENT, SERVICE RECIPIENT ACKNOWLEDGES THAT THE OMISSION OF ANY EXCLUDED SERVICE FROM SCHEDULE I OR THE REFUSAL OF SERVICE PROVIDER TO PROVIDE ANY EXCLUDED SERVICE SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST SERVICE PROVIDER UNDER ANY OF THE TRANSACTION AGREEMENTS OR OTHERWISE.

IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, SOLELY IN THE CASE OF A WILLFUL AND INTENTIONAL REFUSAL BY SERVICE PROVIDER TO PROVIDE SERVICES HEREUNDER IN VIOLATION OF THE TERMS OF THIS AGREEMENT THAT IS NOT CURED WITHIN THIRTY (30) DAYS FOLLOWING SERVICE PROVIDER’S RECEIPT OF WRITTEN NOTICE FROM SERVICE RECIPIENT DESCRIBING SUCH REFUSAL TO PROVIDE SERVICES IN REASONABLE DETAIL (AN “INTENTIONAL REFUSAL”), SUBJECT TO THE LIMITATIONS CONTAINED IN THIS SECTION 8, SERVICE RECIPIENT SHALL BE ENTITLED TO RECOVER FROM SERVICE PROVIDER (A) DIRECT DAMAGES ACTUALLY INCURRED AND PAID OUT OF POCKET BY SERVICE RECIPIENT TO REPLACE THE SERVICES THAT ARE THE SUBJECT OF SUCH INTENTIONAL REFUSAL, WHICH ARE NOT CAPABLE OF BEING MITIGATED OR AVOIDED (“DIRECT DAMAGES”) AND (B) LOST PROFITS, IF ANY, SUFFERED BY SERVICE RECIPIENT THAT ARE THE REASONABLY FORESEEABLE RESULT OF SUCH INTENTIONAL REFUSAL AND THAT ARE NOT CAPABLE OF BEING MITIGATED OR AVOIDED (“FORESEEABLE LOST PROFITS”). THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY REFUSAL BY SERVICE PROVIDER TO PROVIDE SERVICES THAT IS (X) UNINTENTIONAL OR DUE TO CIRCUMSTANCES OUTSIDE SERVICE PROVIDER’S CONTROL, (Y) TIMELY CURED OR RESUMED DURING THE CURE PERIOD, OR (Z) SUBJECT TO A GOOD FAITH DISPUTE BY SERVICE PROVIDER (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR ARBITRATION PANEL SELECTED PURSUANT TO SECTION 15.3 IN A FINAL ORDER OR DETERMINATION NOT SUBJECT TO APPEAL) SHALL NOT CONSTITUTE AN INTENTIONAL REFUSAL, AND THAT IN NO EVENT WILL SERVICE PROVIDER BE LIABLE FOR ANY DAMAGES BASED ON DIMINUTION IN VALUE OR ANY TYPE OF MULTIPLE.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, (1) THE LIABILITY OF SERVICE PROVIDER UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED (A)

OTHER THAN IN THE CASE OF AN INTENTIONAL REFUSAL, THE FEES ACTUALLY RECEIVED (EXCLUDING ANY REIMBURSEMENT CHARGES) BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT AT OR BEFORE THE TIME OF ANY BREACH, AND (B) SOLELY IN THE CASE OF AN INTENTIONAL REFUSAL, UP TO $50,000,000 OF FORESEEABLE LOST PROFITS PLUS THE AMOUNT OF RELATED DIRECT DAMAGES, AND (2) SERVICE PROVIDER’S MAXIMUM LIABILITY UNDER THIS AGREEMENT FOR ANY REASON OF ANY KIND WHATSOEVER SHALL IN NO EVENT IN THE AGGREGATE EXCEED AN AMOUNT EQUAL TO $50,000,000 PLUS, IF APPLICABLE, THE AMOUNT OF ANY DIRECT DAMAGES IN CONNECTION WITH AN INTENTIONAL REFUSAL.

9.	OBLIGATION TO PROVIDE SERVICES

The Parties acknowledge that notwithstanding any delegation of their respective responsibilities under this Agreement to a third party, except as provided in the proviso in the second to last sentence of Section 2.8, such delegating Party shall remain responsible for the provision of the Services which such Party is obligated to provide and any third-party’s compliance with the performance and standard of performance set forth herein.

10.	FORCE MAJEURE

10.1 Force Majeure Events. Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, if and to the extent caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or disruptions, information system or technology failures, cyberattacks, unusually severe weather or other similar cause beyond the control of Service Provider (a “Force Majeure Event”). Service Provider shall, promptly after knowledge of the beginning of a Force Majeure Event, notify Service Recipient of such a Force Majeure Event, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and Service Provider shall not incur liability of any kind if such estimation proves to be inaccurate. Service Provider shall use its commercially reasonable efforts to restore provision of the Services in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure Event.

10.2 Replacement Services. In the event that Service Provider is excused from supplying a Service pursuant to this Section 10, Service Recipient shall be free to acquire replacement services from a third party at Service Recipient’s expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance.

11.	INSURANCE

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with an insurance company bearing an AM Best Rating of no less than B+ or a S&P Rating of no less than BBB covering commercial umbrella liability, employment practices liability, property damage, crime, business interruptions, products liability, workers compensation/employers liability, auto liability, cyber liability and general liability insurance (including contractual liability) to protect its own business and property interests. Spinco shall add Harbor as a loss payee under its crime policy and as an additional insured under its cyber liability policy, in each case, effective as of the date of this Agreement, and Spinco shall deliver to Harbor certificates of insurance evidencing such policies (including Harbor’s status as a loss payee and additional insured, as applicable, thereunder) on or prior to the date of this Agreement and at such other times as Harbor may reasonably request. Effective as of the date of this Agreement, Harbor shall add Spinco as an additional insured under its cyber liability policies, and Harbor shall deliver to Spinco certificates of insurance evidencing such policies (including Spinco’s status as an additional insured thereunder) on or prior to the date of this Agreement and at such other times as Spinco may reasonably request. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance shall be acceptable for purposes of this Agreement. In the case of any conflict between the terms of this Section 11 and Section 7.4 of the Contribution and Distribution Agreement, the Contribution and Distribution Agreement shall control.

12.	CONFIDENTIALITY OF INFORMATION

Except as provided below, all confidential or proprietary data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient Data, are deemed Confidential Information. A Party receiving Confidential Information (the “Receiving Party”) shall not, and shall ensure that its directors, employees, officers, representatives, Affiliates and agents (collectively, “Representatives”) shall not, use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not, and shall ensure that its Representatives shall not, disclose to third parties any Confidential Information (except to comply with its obligations under this Agreement). The additional obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Section 8.5 of the Contribution and Distribution Agreement, which shall be deemed incorporated by reference herein. In addition, nothing herein shall be deemed to limit or restrict a Party from disclosing any Confidential Information in any action or proceeding by such Party to enforce any rights which such Party may have against the other Party; provided, that such Party shall, to the extent reasonable and not prejudicial to such Party’s rights, cooperate with the other Party to protect the confidentiality of such Confidential Information, whether by means of a protective order, production under seal or otherwise.

13.	TERMINATION

13.1 Termination by Service Provider. Service Provider may, at its option, terminate this Agreement with respect to any or all Services it provides hereunder or suspend performance of its obligations with respect thereto, in either case in the event of the failure of Service Recipient to pay any invoice within thirty (30) days of the receipt of such invoice, if following such failure

Service Provider delivers written notice to Service Recipient indicating that such invoice is past due and of its intent to take such action and Service Recipient does not pay the applicable invoice in full within fifteen (15) days following receipt of such notice, except and only to the extent that Service Recipient is disputing the invoice in good faith pursuant to Section 3.8.

13.2 Termination by Service Recipient. Subject to the other terms of this Section 13, if at any time during the applicable Term, Service Recipient wishes to terminate a Transition Service or a Reverse Transition Service, as the case may be, Service Recipient shall provide a written request of termination to Service Provider at least ninety (90) days prior to the effective date of termination (except to the extent that a different notice period is set forth on Schedule I with respect to a Service), which request shall specify the Service(s) that Service Recipient desires to terminate and the desired effective date of termination (a “Service Termination Request,” and each Service that is the subject of such Service Termination Request, an “Early Terminated Service”). Except with respect to Interdependent Services, which are the subject of Section 13.3, any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement. Within ten (10) days after the effective date of termination of the applicable Services and receipt of an invoice, Service Recipient shall pay (i) all accrued, undisputed (any such dispute in good faith) and unpaid charges for such Services through and including the effective date of termination, plus (ii) an amount equal to the Service Fees that would otherwise be payable to Service Provider for the remainder of the Term of such Early Terminated Service (and, if applicable, any Interdependent Service) absent such termination, as liquidated damages and not as a penalty. In addition, Service Recipient will reimburse Service Provider for incremental fees charged by third parties in connection with the early termination of Services (such incremental fees, collectively with the amounts described in clauses (i) and (ii) of the immediately preceding the “Termination Charges”). The Parties acknowledge and agree that all amounts payable pursuant to this Section 13.2 in connection with the early termination of a Service has been negotiated in good faith, that such amounts are reasonable in light of the anticipated harm caused by such early termination and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy. Service Provider shall use commercially reasonable efforts to mitigate any Residual Costs applicable to the applicable Early Terminated Service (and, if applicable, any Interdependent Service), and to the extent that Service Provider actually achieves or receives a reduction in such Residual Costs (such amounts actually achieved or realized, net of any costs or expenses incurred by Service Provider in connection therewith, the “Mitigated Residual Costs”), Service Provider will reimburse Service Recipient in an amount equal to the Mitigated Residual Costs promptly following the achievement or realization thereof.

13.3 Interdependent Services. If Service Recipient delivers a Service Termination Request to Service Provider with respect to any Service pursuant to Section 13.2 and Service Provider reasonably determines that such Early Terminated Service is interdependent with a different Service or several other Services provided by Service Provider under this Agreement (each such Service, an “Interdependent Service”), Service Provider will deliver written notice to Service Recipient within fifteen (15) days following Service Provider’s receipt of such Service Termination Request specifying which other Services are Interdependent Services that would automatically terminate upon the termination of the applicable Early Terminated Service (an “Interdependent Services Analysis”). Within ten (10) days following Service Recipient’s receipt of an Interdependent Services Analysis, Service Recipient will notify Service Provider in writing whether it desires to withdraw the applicable Service Termination Request or that it still desires to terminate the Early Terminated Service notwithstanding the concurrent automatic termination of each Interdependent Service, and if Service Recipient elects to terminate the Early Terminated Service or does not deliver written notice to Service Provider within such ten (10) day period indicating whether or not it elects to terminate the Early Terminated Service, such Early Terminated Service and each Interdependent Service identified in the Interdependent Services Analysis shall automatically terminate effective as of the desired effective date of termination of the Early Terminated Service specified in the applicable Service Termination Request, and in such case Service Recipient shall be responsible for paying all Termination Charges in respect of the Early Terminated Service and each Interdependent Service pursuant to Section 13.3. Service Recipient shall be responsible for the payment of all reasonable and documented third party costs incurred by Service Provider in preparing an Interdependent Services Analysis.

13.4 Delivery of Information Upon Termination. Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all data (including any Protected Data), records and other information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Transition Services or Reverse Transition Services, as applicable, hereunder; provided, however, Service Provider may retain copies of such data, records and information to the extent necessary for accounting, tax reporting, compliance with applicable Law and compliance with Service Provider’s reasonable document retention policies, subject to the requirements of Section 12 hereof; provided, that Service Provider will use its commercially reasonable efforts to minimize the incremental fees referenced in this Section 13.4.

14.	RELATIONSHIP OF PARTIES

In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

15.	PROJECT MANAGERS

15.1 Designation of Project Managers. Service Provider and Service Recipient will each assign one person to act as that Party’s project manager (the “Project Manager”) for each Service, as indicated on Schedule I hereto (and other categories, as may be agreed by the Parties). The Project Managers will (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. Any request to modify or change the scope of any Service shall be made by request upon at least thirty (30) days’ prior written notice by the requesting Party to the Designated Person of the other Party and the applicable Project Manager. The Parties acknowledge and agree that the act of a Project Manager on behalf of a Party shall be the authorized act of such Party and neither Party shall have any obligation to inquire behind or ascertain the authority of such Project Manager’s actions. All disputes, issues and alleged breaches hereunder will be submitted in writing to the applicable Designated Person and Project Manager describing such matter in reasonable detail, and the recipient of such notice shall have the opportunity to cure such matter for a period of thirty (30) days following receipt of such notice. If such matter is not cured within such thirty (30)-day period, such matter will be submitted in writing to the applicable Designated Person and Project Manager for resolution. In the event any such matter is not resolved within five (5) Business Days following the receipt of such notice by the applicable Designated Person and Project Manager, such matter will be referred to the chief financial officer (or equivalent executive officer) of each of the Parties for prompt resolution of the matter. If the matter cannot be resolved within ten (10) Business Days following the date such matter was referred to the chief financial officer (or equivalent executive officers) of the Parties, such matter shall be resolved in accordance with the provisions in Section 15.3. Each Party shall have the right at any time and from time to time to replace any of its own Designated Persons or Project Managers by giving notice in writing to the other Party, setting forth the name of (i) the Designated Person or Project Manager to be replaced and (ii) the replacement, and certifying that the replacement Designated Person or Project Manager is authorized to act for the Party giving the notice in all matters relating to this Agreement. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement. No Designated Person or Project Manager for a Party shall have any authority to amend this Agreement or agree to the resolution of any invoice dispute.

15.2 Reassignments of Project Managers. Service Provider will promptly notify Service Recipient of any reassignments or changes in contact information of a Designated Person or Project Manager or other key personnel identified in the Schedules hereto.

15.3 Dispute Resolution. The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a dispute, issue or alleged breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms, which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 7, Section 22.6 or, to the extent referred to pursuant to the terms of this Agreement, the dispute resolution mechanisms available under Section 5.1(c) of the Contribution and Distribution Agreement):

(a) The Parties shall endeavor to resolve the dispute as contemplated in Section 15.1, other than invoice disputes, which shall be the subject of Section 3.2, Section 3.3, Section 3.5, Section 3.7 and Section 3.8, as applicable.

(b) To the extent the Parties are unable to resolve any dispute hereunder pursuant to the procedures set forth in Section 15.1 within ten (10) Business Days following the date such dispute is referred to the chief financial officer (or equivalent officer) of each Party, either Party may, at its option, provide written notice of the intent to arbitrate, and in such case arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of delivery by a Party of intent to arbitrate pursuant to the immediately preceding sentence, each Party will select an arbitrator, and notify the other Party of its selection. Within fifteen (15) days after receipt of such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the respective businesses of the Parties. A hearing by the arbitration panel must be held within thirty (30) days after the selection of a chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(c) The arbitration proceedings will be held in New York, New York, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be, unless the arbitration panel determines otherwise.

15.4 Acknowledgments. Nothing in this Section 15 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement. This Section 15 shall apply without prejudice to any Party’s right to seek equitable remedies or injunctive relief to which such Party may be entitled at any time.

16.	RECORDS

16.1 Record Retention. Subject to Section 13.4, Service Provider shall retain, for a period of five (5) years following the Distribution Date, all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider in providing similar services to the Spinco Business or the Harbor Business, as applicable, prior to the Distribution Date (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise has a copy of any such Materials). Each Party agrees to use its commercially reasonable efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner. As promptly as practicable following the expiration of the applicable duration (or earlier termination) of each Service, Service Provider will use its commercially reasonable efforts to furnish to Service Recipient in the form reasonably requested by Service Recipient, and assist in the transition of, the Materials belonging to Service Recipient and relating to such Service, in each case, at Service Recipient’s expense. If, at any time during the five (5)-year period following the Distribution Date, Service Recipient reasonably requests in writing that certain of such Materials be delivered to Service Recipient, Service Provider promptly shall arrange for the delivery of the requested Materials in a form reasonably requested by Service Recipient to a location specified by, and at the expense of, Service Recipient (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise has a copy of any such Materials).

16.2 Service Recipient Data. The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, Service Provider shall use commercially reasonable efforts to promptly provide the Service Recipient Data to Service Recipient upon Service Recipient’s request, at Service Recipient’s expense. Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever and shall process Personal Information that is contained in Service Recipient Data only on the documented instructions of Service Recipient, including those set forth in this Agreement.

16.3 Permissive Retention of Materials and Service Recipient Data. Notwithstanding anything herein to the contrary and subject to Section 12 and Section 13.4, subject to applicable Law, Service Provider may retain copies of the Materials and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices.

16.4 Provision of Information and Assistance. During the Transition Period and for a period of twelve (12) months after the end of the Transition Period, upon reasonable written notice, each Party will make or cause to be made available to the other Party, and their respective Representatives, during regular business hours, all information and assistance as is necessary for any reasonable business purpose relating to the Spinco Business, including, financial reporting and accounting matters and in connection with any disclosure obligation or the defense of any Action (except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply). Notwithstanding anything in this Agreement to the contrary, (x) other than as set forth in the Merger Agreement, information provision relating to Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Contribution and Distribution Agreement and the Employee Matters Agreement (as applicable), and not this Agreement and (y) neither Party shall be required to provide access or disclose information (including any Personal Information), where such access or disclosure would conflict with any (1)

Law or Order applicable to either Party or their respective assets, information or operation of their respective businesses, or (2) Consent previously given by any natural person relating to the collection, acquisition, storage, use, disclosure, transfer or any other processing (as defined by applicable Law) of data (including Personal Information); provided, however that in the case of this clause (y), the withholding Party shall use its commercially reasonable efforts to disclose the applicable information and otherwise communicate the applicable information to the other Party in a way that would not result in such a conflict.

17.	INTELLECTUAL PROPERTY; CSI COMPUTER SUBLEASE; CALIBRA

17.1 Intellectual Property. Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of or grant any rights or license (express or implied) under any Intellectual Property from either Party to the other Party or to any third party. Any Intellectual Property owned, created or developed by a Service Provider in connection with providing a Service to a Service Recipient under this Agreement shall be exclusively owned and retained by such Service Provider and any Intellectual Property owned, created or developed by a Service Recipient in connection with receiving a Service from a Service Provider under this Agreement shall be exclusively owned and retained by such Service Recipient. Service Recipient acknowledges and agrees that it shall acquire no right, title or interest (including any license rights or rights of use) in or to any Intellectual Property which is owned or licensed by Service Provider, by reason of the provision of the Services hereunder. Service Recipient shall not remove or alter any Copyright, Trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by Service Provider, and Service Recipient shall reproduce any such notices on any and all copies thereof. Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by Service Provider, and Service Recipient shall promptly notify Service Provider of any such attempt, regardless of whether by Service Recipient or any third party, of which Service Recipient becomes aware. Without limiting the obligations of Spinco under Section 7.6 of the Contribution and Distribution Agreement, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 19), non-sublicensable (except to third parties as required for the provision or receipt of Services, and provided that such third parties remain subject to the terms of this Agreement, but in no event for their own independent use), royalty-free, worldwide license during the Term to use Intellectual Property owned by the Licensor or its Affiliates in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement and subject to the limitations contained herein. Subject to the rights and licenses granted to Licensee under any other agreement to which the Parties are party, upon the expiration of such Term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate and Licensee shall immediately cease use of such Intellectual Property.

17.2 CSI Computer Sublease. In connection with the consummation of the closing of the transactions contemplated by the Contribution and Distribution Agreement, Spinco and Harbor have entered into (or expect to enter into) a sublease arrangement whereby Harbor has agreed (or will agree) to sublease certain computer equipment to Spinco that is leased to Harbor by CSI Leasing, Inc. (“CSI”) and used in the Spinco Business. Spinco shall comply with all of the terms and conditions of the underlying lease between Harbor and CSI, including the obligation to return the equipment to CSI thereunder. Spinco shall indemnify Harbor and its Affiliates in respect of, and hold Harbor and its Affiliates harmless from and against, any and all Losses incurred or suffered by Harbor and its Affiliates in connection with Spinco’s failure to comply with the terms and conditions of the underlying lease between Harbor and CSI, including the obligation to return the equipment to CSI thereunder, without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement.

17.3 Calibra. Until the date that is six (6) months following the Closing, Spinco may continue to have pet food packaging reflecting the Harbor Business Mark for use in connection with the sale and distribution of pet food marketed under the Calibra brand printed in the same manner as such pet food packaging was printed immediately prior to the Closing, following which Spinco shall no longer permit the printing of such packaging reflecting the Harbor Business Mark, and Spinco may continue to market and sell such pet food in such packaging reflecting the Harbor Business Mark until the earlier of (i) the expiration of the shelf life of any such pet food in the ordinary course of business, and (ii) the date that is thirty (30) months following the Closing; provided that Spinco shall indemnify Harbor and its Affiliates in respect of, and hold Harbor and its Affiliates harmless from and against, any and all Losses incurred or suffered by Harbor and its Affiliates in connection therewith, without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement.

18.	PRODUCT SOURCING ARRANGEMENTS

18.1 Treatment of Sourcing Contracts.

18.1.1 Direct Contracts. If a Spinco Entity is a party to a Sourcing Contract with a Manufacturer and neither Harbor nor any member of the Harbor Group is also party (a “Direct Contract”), any such Direct Contract shall be transferred (to the extent related to the Spinco Business) to Spinco or another member of the Spinco Group at the Closing. Notwithstanding the foregoing, and for the avoidance of doubt, in the case of any Direct Contract that is also a Private Brand Contract, the license to market, sell or otherwise distribute Private Brand Products shall remain subject in all respects to the terms and conditions set forth in this Agreement, including Spinco’s (and Affiliates of Spinco’s) compliance with the terms and conditions set forth in Section 18.5. All obligations and liabilities under any such Direct Contract shall concurrently be assumed by Spinco or such applicable member of the Spinco Group and neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof. For the avoidance of doubt, returns with respect to any Products purchased by Spinco or another member of the Spinco Group under a Direct Contract shall be processed and coordinated directly between the applicable Manufacturer and Spinco or other member of the Spinco Group, and neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof.

18.1.2 Products Purchased Directly by a Spinco Entity Under a Shared Sourcing Contract.

(a) In circumstances where Section 18.1.1 does not otherwise apply and, as of the Distribution Date, Spinco or any member of the Spinco Group purchased Products directly from the Manufacturer under a Shared Sourcing Contract, Harbor shall use commercially reasonable efforts to obtain a written consent from the applicable Manufacturer for each such Shared Sourcing Contract to permit Spinco or its Affiliates to continue purchasing Products directly from the applicable Manufacturer for a period of eighteen (18) months following the Closing or, in the case of any Private Brand Product, through the end of the Private Brand Transition Period (a “Manufacturer Consent”); provided, however, that Spinco shall be responsible for and shall pay or reimburse Harbor and its Affiliates for all third party costs, expenses, fees or charges incurred in connection with obtaining any such Manufacturer Consent. In no event shall Harbor be considered in breach of this Agreement if the Parties are unable to obtain any such Manufacturer Consent despite Harbor’s commercially reasonable efforts to do so. Any such Manufacturer Consent must be executed by a member of the Harbor Group, Spinco (or a Spinco Entity on behalf of Spinco and its Affiliates) and the applicable Manufacturer and (unless otherwise waived by Harbor in its sole and absolute discretion) shall include an agreement by the applicable Manufacturer and Spinco that (a) Spinco and its Affiliates shall be solely and exclusively liable for any and all costs, expenses or other liabilities related to its purchase of Products (including with respect to the payment of any and all purchase orders placed by Spinco (or any Affiliate of Spinco) with the applicable Manufacturer and any costs and expenses associated with the recall of any such Products) and that neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof, (b) returns with respect to any Products purchased by Spinco and its Affiliates from the Manufacturer shall be processed and coordinated directly between the applicable Manufacturer and Spinco (or the applicable Affiliate of Spinco) and neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof, and (c) Harbor shall have the right to terminate Spinco’s (and any Affiliate of Spinco’s) right to purchase Products under the applicable Shared Sourcing Contract in the event that Spinco or any Affiliate of Spinco either breaches the terms of such Shared Sourcing Contract or Manufacturer Consent or, in the case of any Shared Sourcing Contract that is a Private Label Contract, any of the terms and conditions set forth in Section 18.5.

(b) In the event that a Manufacturer Consent is not obtained in the circumstances described in Section 18.1.2(a), Spinco (or an Affiliate of Spinco) may continue purchasing such Products directly from the Manufacturer under a Shared Sourcing Contract (to the extent permitted by such Manufacturer) for a period of eighteen (18) months following the Closing or, in the case of any Private Brand Product, through the end of the Private Brand Transition Period; provided that Spinco and its Affiliates shall indemnify Harbor and its Affiliates in respect of, and hold Harbor and its Affiliates harmless from and against, any and all Losses incurred or suffered by Harbor and its

Affiliates in connection with Spinco’s (and any Affiliate of Spinco’s) actions or omissions under such Shared Sourcing Contract, including the purchase of Products thereunder and the marketing and resale thereof, without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement. Neither Harbor nor any of its Affiliates shall have any obligation to source any Products on behalf of Spinco in respect of the scenario described in this Section 18.1.2(b).

(c) Solely to the extent that Harbor or an Affiliate of Harbor facilitated the return of Products purchased by Spinco or another member of the Spinco Group in the circumstances described in Sections 18.1.2(a) and 18.1.2(b) immediately prior to the Distribution Date, and only in the case where no Manufacturer Consent has been obtained, Harbor shall, at Spinco’s written request, use commercially reasonable efforts to facilitate the return of Products purchased by Spinco or any of its Affiliates under Section 18.1.2(b) by communicating with the applicable Manufacturer, and any such returns shall be physically delivered by Spinco and its Affiliates to such location as specified by the applicable Manufacturer (and not to Harbor or any of its Affiliates).

18.1.3 Products Sourced by Harbor Under a Shared Sourcing Contract.

(a) Where HSSG TSA Services, HS Spain TSA Services and Hong Kong Services Are Performed: Subject to Section 18.2.4, where HSSG or HS Spain is providing the Services set forth on Section 4.4 of Schedule I (the “HSSG TSA Services” and the “HS Spain TSA Services”, respectively) or HS Hong Kong is providing the Hong Kong Services, HSSG, HS Spain or HS Hong Kong, as applicable, shall purchase Products on behalf of Spinco in accordance with and subject to the terms and conditions of this Agreement, including Sections 4.4 and 6.1 of Schedule I and Sections 18.2, 18.3 and, with respect to any Private Brand Product, Section 18.5, (i) in the case of HSSG TSA Services and HS Spain TSA Services, for a period which, as of the date of this Agreement, is contemplated to be eighteen (18) months following the Closing, unless terminated earlier in accordance with this Agreement, and (ii) in the case of Hong Kong Services, during the Hong Kong Term; provided, however, that upon termination of the HSSG TSA Services, HS Spain TSA Services or Hong Kong Services, as applicable, HSSG, HS Spain and HS Hong Kong’s respective obligations to source Products on behalf of Spinco shall automatically and concurrently terminate.

(b) Where HSSG TSA Services, HS Spain TSA Services and Hong Kong Services Are Not Performed: Subject to Section 18.2.4, where HSSG TSA Services, HS Spain TSA Services and Hong Kong Services are not contemplated to be performed under this Agreement, but a Spinco Entity was otherwise purchasing Products under a Shared Sourcing Contract as of the Distribution Date (and not directly as contemplated by Section 18.1.1 or 18.1.2), Harbor shall continue to purchase Products on behalf of Spinco (subject in all respects to the terms and conditions of this Agreement, including the terms and conditions set forth in Sections 18.2, 18.3 and, with respect to any Private Brand Product, Section 18.5), subject to the remaining terms of this Section 18.1.3(b).

(i) Drop Shipping. Harbor shall only be required to drop ship Products to Spinco’s or any Affiliate of Spinco’s customers in the United States for a period of ninety (90) days following the Distribution Date. If Spinco desires an extension of such ninety (90)-day period, Spinco may request a written estimate from Harbor of the amount it will charge Spinco for the extension of such service, including the desired length of such extension (not to exceed six (6) months following the Distribution Date), and Harbor shall provide such estimate to Spinco within fifteen (15) days following receipt of such request. If Spinco accepts such estimate by written notice to Harbor, Harbor shall continue to drop ship Products on behalf of Spinco or its Affiliates for such period (which shall in no event extend beyond the date that is six (6) months following the Distribution Date). Neither Harbor nor any of its Affiliates shall have any obligation to drop ship any products outside of the United States.

(ii) Bulk Shipping.

(A) Following the date of this Agreement, Harbor and Spinco shall cooperate in good faith to identify a mutually agreed list of Manufacturers under Shared Sourcing Contracts pursuant to which Products were shipped to distribution centers of the Spinco Business as of the Distribution Date (such Shared Sourcing Contracts with mutually agreed Manufacturers, “Bulk Shipping Contracts”) from which to seek written consents to permit Spinco or its Affiliates to purchase Products directly from the applicable Manufacturer for a period of eighteen (18) months following the Closing or, in the case of any Private Brand Product, through the end of the Private Brand Transition Period (a “Bulk Shipping Manufacturer Consent”); provided, however, that Spinco shall be responsible for and shall pay or reimburse Harbor and its Affiliates for all third party costs, expenses, fees or charges incurred in connection with obtaining any such Bulk Shipping Manufacturer Consent. In no event shall Harbor be considered in breach of this Agreement if the Parties are unable to obtain any such Bulk Shipping Manufacturer Consent. Any such Bulk Shipping Manufacturer Consent must be executed by a member of the Harbor Group, Spinco (or a Spinco Entity on behalf of Spinco and its Affiliates) and the applicable Manufacturer and (unless otherwise waived by Harbor in its sole and absolute discretion) shall include an agreement by the applicable Manufacturer and Spinco that (1) Spinco and its Affiliates shall be solely and exclusively liable for any and all costs, expenses or other liabilities related to its purchase of Products (including with respect to the payment of any and all purchase orders placed by Spinco (or any Affiliate of Spinco) with the applicable Manufacturer and any costs and expenses associated with the recall of any such Products) and that neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof, (2) returns with respect to any Products purchased by Spinco and its Affiliates from the Manufacturer shall be processed and coordinated directly between the applicable Manufacturer and Spinco (or the applicable Affiliate of Spinco) and neither Harbor nor any of its Affiliates shall have any liability or obligation in respect thereof, and (3) Harbor shall have the right to terminate Spinco’s (and any Affiliate of Spinco’s) right to purchase Products under the applicable Bulk Shipping Contract in the event that Spinco or any Affiliate of Spinco either breaches the terms of such Bulk Shipping Contract or Bulk Shipping Manufacturer Consent or, in the case of any Bulk Shipping Contract that is a Private Label Contract, any of the terms and conditions set forth in Section 18.5.

(B) In the case of (1) Bulk Shipping Contracts for which a Bulk Shipping Manufacturer Consent is not obtained, and (2) Shared Sourcing Contracts that are the subject of this Section 18.1.3(b) for which a Bulk Shipping Manufacturing Consent is not sought pursuant to Section 18.1.3(b)(ii)(A), Harbor shall only be required to ship Products, or have Products shipped to, a distribution center of Spinco or its Affiliates during the Transition Sourcing Period; provided, that solely with respect to the United States, if Spinco desires an extension of the six (6)-month Transition Sourcing Period, Spinco may request a written estimate from Harbor of the amount it will charge Spinco for the extension of such service, including the desired length of such extension (not to exceed an additional ninety (90) days), and Harbor shall provide such estimate to Spinco within fifteen (15) days following receipt of such request. If Spinco accepts such estimate by written notice to Harbor, Harbor shall continue to ship Products, or have Products shipped to, a distribution center of Spinco or its Affiliates for such period (which shall in no event extend beyond the date that is nine (9) months following the Distribution Date).

(iii) Demand Forecasts. Spinco shall provide Harbor with monthly written forecasts by country with respect to Products sourced by Harbor pursuant to this Section 18.1.3(b) by no later than thirty (30) days prior to the beginning of the calendar month that is the subject of such forecast. If (i) a demand forecast in respect of any calendar month is not provided to Harbor in accordance with the immediately preceding sentence, Harbor will be under no obligation to source Products on behalf of Spinco during such calendar month, and (ii) the orders placed by Spinco and its Affiliates during any calendar month exceed 115% of Spinco’s demand forecast for such calendar month, Harbor will be under no obligation to source Products pursuant to this Section 18.1.3(b) in respect of such excess. Except as expressly set forth in this Section 18.1.3(b), neither Harbor nor any of its Affiliates shall have any obligation to source any Products on behalf of Spinco in respect of the scenario described in this Section 18.1.3(b).

18.1.4 Products Provided by BA International. The Parties acknowledge and agree that any Products provided by BA International, an Affiliate of Harbor, will be provided pursuant to the terms and conditions of a separately negotiated mutually agreed arms’ length definitive agreement, and not pursuant to the terms of this Agreement.

18.2 Terms and Conditions Applicable To Products Sourced By Harbor.

18.2.1 Product Pricing. The purchase price payable by Spinco to Harbor in respect of any Product sourced by Harbor or any Affiliate of Harbor on behalf of Spinco (or any Affiliate of Spinco) as contemplated by Section 18.1.3 (the “Product Sourcing Services”) is set forth on Schedule IV; provided that Harbor shall pass through to Spinco, on a quarterly basis, any cash discounts or vendor rebates actually received by Harbor or its Affiliates in respect of Products purchased by Harbor or its Affiliates hereunder to the same extent that such cash discounts and vendor rebates were passed through to the Spinco Business during the Reference Period.

18.2.2 Invoicing. Harbor will invoice Spinco for all Products purchased pursuant to the Product Sourcing Services on the date that Harbor ships such Products to Spinco or an Affiliate of Spinco or the applicable customer of Spinco or an Affiliate of Spinco, as the case may be. The amount stated in such invoice shall be paid by Spinco in full within ten (10) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such tenth (10th) day is not a Business Day) through payment to an account designated by Harbor.

18.2.3 Product Returns.

(a) Returns Where HSSG TSA Services, HS Spain TSA Services and Hong Kong Services Are Performed: For so long as the HSSG TSA Services, HS Spain TSA Services or Hong Kong Services, as applicable, are being performed under this Agreement, Harbor will facilitate and process the return of Products purchased pursuant to such services; provided that neither Spinco nor any of its Affiliates shall have the right to return any Product if such Product is not returnable pursuant to the underlying Sourcing Contract. If Spinco or any of its Affiliates desires to return any Products pursuant to this Section 18.2.3(a) following the end of the term of the HSSG TSA Services, HS Spain TSA Services or Hong Kong Services, as applicable, Harbor shall, at Spinco’s written request, use commercially reasonable efforts to facilitate such return on Spinco’s (or its Affiliate’s) behalf by communicating with the applicable Manufacturer, and any such returns shall be physically delivered by Spinco and its Affiliates to such location as specified by the applicable Manufacturer (and not to Harbor or any of its Affiliates).

(b) Returns Where HSSG TSA Services, HS Spain TSA Services or Hong Kong Services Are Not Performed: With respect to any and all Products purchased by Harbor or an Affiliate of Harbor on behalf of Spinco under Section 18.1.3(b), unless a Bulk Shipping Manufacturer Consent has been obtained, Harbor shall, at Spinco’s written request, use commercially reasonable efforts to facilitate such return on Spinco’s (or its Affiliate’s) behalf by communicating with the applicable Manufacturer, and any such returns shall be physically delivered by Spinco and its Affiliates to such location as specified by the applicable Manufacturer (and not to Harbor or any of its Affiliates).

18.2.4 Back-Orders; Volume/SKU Variation; Access to SKUs.

(a) Backorders. Subject to the provision of demand forecasts by Spinco pursuant to Section 18.1.3(b)(iii), any and all Products purchased by Harbor or an Affiliate of Harbor on behalf of Spinco under this Agreement shall be provided by Harbor (or an Affiliate of Harbor) to Spinco (or an Affiliate of Spinco) based on relative historical demand and allocation of such Products across the Harbor Business and the Spinco Business, in each case, during the twelve (12)-month period immediately preceding the date of determination.

(b) Volume/SKU Variation. The Parties hereby acknowledge and agree that Spinco shall be permitted to add additional Product SKUs to the scope of the Product Sourcing Services being performed hereunder so long as Harbor has access to such additional SKUs and the number of additional SKUs does not exceed 2% of the number of SKUs that the Spinco Business is purchasing as of the Distribution Date.

(c) Access to SKUs. The Parties hereby acknowledge and agree that notwithstanding anything contained in this Agreement, Harbor shall only be required to provide Product SKUs to Spinco or its Affiliates hereunder to the extent that Harbor has access to such SKUs.

18.3 Terms and Conditions Applicable to Any Product Sourced or Carried By Harbor.

18.3.1 Interest Carrying Costs. Spinco shall pay Harbor for all Interest Carrying Costs attributable to (i) all Products used exclusively in the Spinco Business owned by Harbor and its Affiliates and held on the balance sheet of Harbor or an Affiliate of Harbor other than AH Private Brand Exclusive Inventory and Hong Kong AH Exclusive Inventory (“AH Exclusive Inventory”), and (ii) (A) the Spinco Business’ attributable share of Products owned by Harbor and its Affiliates and held on the balance sheet of Harbor or an Affiliate of Harbor which are sold in both the Harbor Business and the Spinco Business, (B) Private Brand Products used exclusively in the Spinco Business held on the balance sheet of Harbor or an Affiliate of Harbor (“AH Private Brand Exclusive Inventory”), and (C) Hong Kong AH Exclusive Inventory held on the balance sheet of HS Hong Kong (clauses (A), (B) and (C), collectively, the “Common SKUs”). Such Interest Carrying Costs shall be calculated and charged to Spinco on a monthly basis and shall be calculated in accordance with the formulas set forth on Schedule 18.3.1.

18.3.2 Title and Risk of Loss. Title and risk of loss with respect to any Products sourced by Harbor or any Affiliate of Harbor on behalf of Spinco (or any Affiliate of Spinco) pursuant to this Section 18 shall pass from Harbor to the applicable member of the Spinco Group at the time Harbor or such Affiliate of Harbor ships such Product to either a member of the Spinco Group or a customer of the Spinco Group, as applicable. For the avoidance of doubt, each Party shall carry its own insurance coverage that meets the standards set forth in Section 11 with respect to all Products to which such Party has taken title.

18.3.3 Purchase of AH Exclusive Inventory and AH Private Brand Exclusive Inventory. Within thirty (30) days following the expiration or termination of the applicable term of the Product Sourcing Services and delivery by Harbor to Spinco of a reasonably detailed invoice, (i) Spinco shall purchase all of the AH Exclusive Inventory and AH Private Brand Exclusive Inventory then held in inventory by Harbor and its Affiliates for the applicable purchase price of such AH Exclusive Inventory and AH Private Brand Exclusive Inventory (as set forth on Schedule IV) plus all Interest Carrying Costs on such AH Exclusive Inventory and AH Private Brand Exclusive Inventory pursuant to Section 18.3.1, and Harbor and its Affiliates shall assign (and Spinco shall assume) all pending non-cancelable orders for such AH Exclusive Inventory and AH Private Brand Exclusive Inventory (with Spinco being responsible for any costs that may be payable in connection with any such assignment).

18.4 Termination of Spinco’s Rights to Purchase Direct. Harbor shall have the right to terminate Spinco’s (and any Affiliate of Spinco’s) rights under any Manufacturer Consent or Bulk Shipping Manufacturer Consent or the right to purchase Products directly from the Manufacturer under a Shared Sourcing Contract where a Manufacturer Consent or Bulk Shipping Manufacturer Consent is not obtained by written notice to Spinco if Spinco or any Affiliate of

Spinco (a) breaches the terms of such Manufacturer Consent or Bulk Shipping Manufacturer Consent, the underlying Sourcing Contract that is the subject of such Manufacturer Consent or Bulk Shipping Manufacturer Consent or the applicable Shared Sourcing Contract, or (b) in the case of any Private Brand Contract or Manufacturer Consent or Bulk Shipping Manufacturer Consent relating thereto, breaches any of the terms or conditions contained in Section 18.5 and such breach has not been or cannot be cured by Spinco or such Affiliate within forty-five (45) days of Spinco’s receipt of written notice of such breach from Harbor.

18.5 Private Label Terms and Conditions.

18.5.1 License Grant. Subject to the terms and conditions of this Agreement, during the Private Brand Transition Period, Harbor hereby grants to Spinco and its Affiliates (a) a non-exclusive, revocable, non-transferable, non sub-licensable, royalty-free worldwide license to use the Harbor Business Marks solely to the extent required for the sale and distribution of the Private Brand Products in accordance with the terms of this Agreement, including Section 18, and (b) the right to market, sell and otherwise distribute Private Brand Products in the Territory during the applicable Private Brand Transition Period. Notwithstanding anything contained in this Agreement or any other Transaction Agreement, the Harbor Business Marks shall only be used in a manner approved in writing by Harbor in its sole and absolute discretion.

18.5.2 Spinco Obligations. Spinco shall, and shall cause its Affiliates to: (a) purchase any and all Private Brand Products solely and exclusively from Harbor and from no other source (other than as expressly permitted under this Agreement); (b) market, sell or otherwise distribute Private Brand Products solely to licensed veterinary practitioners and animal health clinics and use commercially reasonable efforts, including the discontinuance of sales to a particular customer or customers, to ensure customers are purchasing Private Brand Products solely for their own use and not for resale; (c) market, sell or otherwise distribute Private Brand Products exclusively in the Territory and only during the applicable Private Brand Transition Period; (d) ensure that it and each of its locations at all times has all required local, state, federal and foreign licenses applicable to the marketing, sale and distribution of Private Brand Products and provide evidence of such required licenses to Harbor upon its request; (e) not re-package or re-label any Private Brand Products, not alter any package, label or promotional material used in connection with any Private Brand Products and not make any alterations, changes or modifications (or instruct a Manufacturer to make any alterations, changes or modifications) to any Private Brand Products or the specifications thereof, except in each case as expressly authorized by Harbor in writing; (f) promptly forward to Harbor any material technical questions it receives from customers with respect to any Private Brand Products; (g) maintain facilities and procedures as may be prescribed from time to time by Harbor in order to facilitate a forty-eight (48) hour response time to any product recall, adverse event or similar action, including those relating to good housekeeping, security, crush control, moisture control, temperature control and proper documentation of the Private Brand Products being stored; and (h) permit a duly authorized representative of Harbor to enter and inspect, during normal business hours and upon reasonable prior written notice, the facilities in which any Private Brand Products are held or stored in order to determine whether such Private Brand Products are being held or stored in conformity with this Agreement and the World Health Organization’s Good Distribution Practices for pharmaceutical products, and provide Harbor with such documentation and information as it may reasonably request to determine whether the Private Brand Products are being held in conformity with this Section 18.

18.5.3 Adverse Events, Recalls and Product Quality Complaints. Spinco shall promptly report to Harbor all Adverse Events, Product Quality Complaints and recalls of which Spinco or any Affiliate of Spinco becomes aware (and in no event more than forty-eight (48) hours after Spinco or such applicable Affiliate of Spinco becomes aware of such Adverse Event, Product Quality Complaint or recall), and all information associated therewith (including providing Harbor with copies of all documentation relating thereto and the contact information of the persons who asserted such matter). Spinco shall, and shall cause its Affiliates to, at the request of Harbor, take all such actions may be reasonably requested by Harbor in order to resolve any such matters and to assist Harbor in the event that a Private Brand Product recall is instituted by a Governmental Authority or Harbor for any reason.

18.5.4 Termination of Private Brand Product Rights. Spinco’s and Affiliates of Spinco’s right to market, sell or otherwise distribute Private Brand Products pursuant to this Agreement shall automatically terminate upon the expiration of the Private Brand Transition Period. Notwithstanding the foregoing or anything contained in this Agreement, Harbor shall have the right to terminate Spinco’s and its Affiliates’ right to market, sell or otherwise distribute Private Brand Products prior to the expiration of the Private Brand Transition Period by written notice to Spinco in the event Spinco or any of its Affiliates breach any of the terms or conditions contained in this Section 18.5 and such breach has not been or cannot be cured by Spinco or such Affiliate within forty-five (45) days of Spinco’s receipt of written notice of such breach from Harbor. Upon any termination of Spinco’s rights under this Section 18.5, Spinco and its Affiliates shall immediately cease marketing, selling or otherwise distributing all Private Brand Products and the license granted under Section 18.5.1 shall immediately terminate and be of no further force or effect.

18.6 Acknowledgments. The Parties acknowledge and agree that: (i) Harbor and its Affiliates shall only be required to source Products on behalf of Spinco and its Affiliates pursuant to this Section 18; (ii) from and after the Distribution Date, any Products sourced on behalf of Spinco and its Affiliates pursuant to this Section 18 shall continue to be sourced from the same entities and in the same manner as such Products were sourced on behalf of the Spinco Business immediately prior to the Distribution Date; and (iii) in the event of any breach or threatened breach of any of the terms or conditions set forth in this Section 18 by Spinco or any of its Affiliates, Harbor shall be entitled to any and all rights and remedies that may be available to Harbor at law or in equity, including monetary damages without regard to any of the limitations contained in this Agreement (including Section 8 hereof) or in any other Transaction Agreement and the right to specific performance and injunctive or other equitable relief pursuant to Section 22.6.

19.	ASSIGNMENT AND DELEGATION

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.8, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party or delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates; provided, further, that Spinco may assign any or all of its rights or interests under this Agreement without the consent of Harbor (a) to any Person providing the Spinco Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Spinco Financing or (b) to any purchaser of all or substantially all of the assets of such Person. No assignment by any Party shall relieve such Party of any of its obligations hereunder; provided that to the extent full performance or payment is made in full by an Affiliate or Affiliates of Service Provider or Service Recipient with respect to an obligation of Service Provider or Service Recipient, as applicable, hereunder, such obligation shall be in full satisfaction of such obligation of such Person hereunder.

20.	NOTICES

The procedures specified in Section 10.2 (Notices) of the Contribution and Distribution Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

21.	SURVIVAL

The Parties’ rights and obligations under Sections 2.19, 2.20, 3, 4, 7, 8, 9, 12, 14, 15, 16, 17, 18.1.2, 18.2.2, 18.2.3, 18.3, 18.5.3, 18.6 and 19 through 22 shall survive expiration or termination of this Agreement.

22.	GENERAL PROVISIONS

22.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

22.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

22.3 Entire Agreement. This Agreement and the Schedules hereto together with the other Transaction Agreements and any schedules and exhibits thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, discussions, commitments, outlines of terms, understandings, agreements, promises and other oral or written communications with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement regarding the subject matter hereof, the terms of this Agreement shall control; provided that in the case of any conflict between the terms of this Agreement and the Tax Matters Agreement, the terms of the Tax Matters Agreement shall control. In the case of any ambiguity between the terms and condition of the main body of this Agreement and a Schedule to this Agreement, or with respect to an Additional Service or an Omitted Service, the terms and conditions of the main body of this Agreement shall control.

22.4 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

22.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Section 7 relating to certain indemnitees and the release of certain Liabilities, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

22.6 Specific Performance. Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

22.7 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES

EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

22.8 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 22.8, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 22.8 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 22.8, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

22.9 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

22.10 Other Agreements. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the other Transaction Agreements, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of such agreements, as applicable.

22.11 Audit Assistance. Each of the Parties and the members of their respective Groups are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or the members of their Groups under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or a member of its Group exercises its right to examine or audit such Party’s or a member of its Group’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

22.12 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur shall not be taken or occur except to the extent specifically agreed by the Parties.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

HENRY SCHEIN, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and Chief Financial Officer

COVETRUS, INC.

By:	/s/ Christine T. Komola
Name:	Christine T. Komola
Title:	Chief Financial Officer